UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a – 101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Parker Drilling Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders and Proxy Statement April 26, 2012

            Your broker cannot vote your shares for the election of directors without your instructions. If you do not provide voting instructions, your shares will not be voted or counted in certain matters. We urge you to vote.

PARKER DRILLING COMPANY

5 Greenway Plaza, Suite 100

Houston, TX 77046

March 16, 2012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

On behalf of your board of directors and management, we are pleased to invite you to attend the Annual Meeting of Stockholders of Parker Drilling Company, a Delaware corporation, which will be held on Thursday, April 26, 2012, at 9 a.m., Central Daylight Time, Renaissance Hotel, 6 Greenway Plaza East, Houston, Texas, 77046, for the following purposes:

(1)	to elect the three nominees named in the accompanying Proxy Statement as Class I Directors for a three-year term;

(2)	to approve, on a non-binding advisory basis, the compensation of the named executive officers;

(3)

to consider and act upon a proposal for the ratification of the selection made by our Audit Committee reappointing KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2012; and

(4)	to transact such other business as may properly come before the meeting and any reconvened meeting following any adjournment or postponement thereof.

We will also report our 2011 performance and answer your questions. You will have the opportunity to meet some directors and officers of the Company. In addition, a representative of KPMG, our independent registered public accounting firm, will be present and available to answer appropriate questions.

The record date for the determination of the stockholders entitled to vote at the Annual Meeting is fixed as of the close of business on Monday, March 5, 2012.

A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder and for any purpose relevant to the Annual Meeting, both at the Annual Meeting on April 26, 2012 and during ordinary business hours for ten days prior to the Annual Meeting at 5 Greenway Plaza, Suite 100, Houston, Texas 77046.

This year we are furnishing proxy materials to our stockholders using the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish proxy materials over the Internet. As a result, on March 16, 2012, we are mailing a Notice of Internet Availability of Proxy Materials (“E-Proxy Notice”) to many of our stockholders instead of a paper copy of the accompanying Proxy Statement and our 2011 Annual Report. The E-Proxy Notice contains instructions on how to access our 2012 Proxy Statement and 2011 Annual Report over the Internet. The E-Proxy Notice also provides instructions on how you can request a paper copy of proxy materials, including the Proxy Statement, our 2011 Annual Report and a form of proxy card. All stockholders who do not receive an E-Proxy Notice, including the stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail, which paper copies will be mailed on or about March 16, 2012, unless these stockholders have previously requested delivery of proxy materials electronically. If you received your proxy materials via e-mail in accordance with your previous request, the e-mail contains voting instructions and links to the Proxy Statement and the 2011 Annual Report on the Internet.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote by proxy as soon as possible. You may vote by proxy over the Internet or, if you received paper copies of the proxy materials by mail, you can vote by mail, telephone or Internet by following the instructions on the proxy card. If you do attend the meeting and desire to vote in person, you may do so even though you have previously voted by proxy.

Thank you for your ongoing support and continued interest in Parker Drilling Company. We look forward to seeing you at the Annual Meeting. If you cannot attend the Annual Meeting, please log on to our website at http://www.parkerdrilling.com as we will post copies of a Press Release and Form 8-K announcing the voting results of the Annual Meeting shortly thereafter.

By order of the Board of Directors,

/s/ Jon-Al Duplantier

Jon-Al Duplantier

Secretary

PARKER DRILLING COMPANY

5 GREENWAY PLAZA, SUITE 100

HOUSTON, TEXAS 77046

PROXY STATEMENT

About the Annual Meeting

Why am I receiving these materials?

The Board of Directors (“Board”) of Parker Drilling Company (“Parker,” the “Company,” “we,” “us” or “our”) has made these proxy materials available to you over the Internet or delivered paper copies of these materials to you by mail in connection with our 2012 Annual Meeting of Stockholders (the “Annual Meeting”) which will take place on Thursday, April 26, 2012 at 9 a.m., Central Daylight Time, at 6 Greenway Plaza East, Houston, Texas 77046. As a stockholder, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under the rules promulgated by the SEC, which information is intended to assist you in voting your shares.

Who may attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a Parker stockholder as of the close of business on March 5, 2012, or hold a valid proxy to vote at the Annual Meeting. Your E-Proxy Notice or your proxy card that you received, if you requested paper copies of your proxy materials, is your invitation to attend the Annual Meeting. If you plan to attend the Annual Meeting, you may either vote your proxy prior to the meeting or bring your E-Proxy Notice or proxy card and vote at the Annual Meeting as explained below. In the event you plan on attending the Annual Meeting in person, the admission ticket attached to your proxy card must be presented to gain entry into the meeting.

No cameras, recording equipment or electronic devices will be permitted in the Annual Meeting.

What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

-     the election of three Class I Directors (“Proposal 1”);

-     an advisory vote on the compensation of the named executive officers (“Proposal 2”); and

-     the ratification of the reappointment of KPMG as the Company’s independent registered public accounting firm for the year 2012 (“Proposal 3”).

We will also consider other business that properly comes before the Annual Meeting, although the Company is not aware of any such business at this time.

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?

This year, we are using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders an E-Proxy Notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the E-Proxy Notice will have the opportunity to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the E-Proxy Notice. In addition, the E-Proxy Notice contains instructions on how you may request to receive proxy materials in printed form by mail or access them electronically on an ongoing basis.

Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?

We are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials and some of our stockholders who are living outside the United States, with paper copies of the proxy materials instead of an E-Proxy Notice about the Internet availability of the proxy materials.

In addition, we are providing an E-Proxy Notice of the availability of the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where the proxy materials are available and a link to the proxy voting website.

How can I access the proxy materials over the Internet?

Your proxy card or E-Proxy Notice about the Internet availability of the proxy materials will contain instructions on how to:

-	view our proxy materials for the Annual Meeting on the Internet; and

-	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at http//www.parkerdrilling.com.

Additionally, your proxy card or E-Proxy Notice will contain instructions on how you may request access to proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where our proxy materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?

Holders of Parker common stock (“Common Stock”) at the close of business on the record date of March 5, 2012, are entitled to vote their shares at the Annual Meeting. On the record date, there were 117,479,586 shares of Common Stock issued and outstanding.

Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the stockholder of record, including shares acquired through Parker’s Stock Bonus Plan (401(k) plan), and (2) shares held by you as the beneficial owner (or “street name”) through a broker, trustee or other nominee such as a bank.

If you own shares in Parker’s 401(k) plan and do not vote, the trustee of the plan will vote your plan shares in the same proportion as shares for which instructions were received from other participants in the 401(k) plan.

How can I vote my shares in person at the Annual Meeting?

We will distribute written ballots to any stockholder of record who wants to vote in person at the Annual Meeting. However, if you are the beneficial owner of shares held in street name, you must request and obtain a legal proxy, executed in your favor, from the broker, trustee, nominee or other holder of record, and present such legal proxy at the Annual Meeting, in order to vote at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote your proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. There are three ways to vote by proxy:

Vote By Internet

Stockholders who have received an E-Proxy Notice of the availability of the proxy materials on the Internet may submit proxies over the Internet by following the instructions on the E-Proxy Notice. Stockholders who have received notice of the availability of the proxy materials by e-mail may submit proxies over the Internet by following the instructions included in the e-mail. Stockholders who have received a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card.

Vote by Telephone

You may vote using a telephone by following the “Vote by Telephone” instructions on your proxy card or E-Proxy Notice. You must have the control number that appears on your proxy card or in your E-Proxy Notice available when voting. If you vote by telephone, you do not have to mail in your proxy card.

Vote by Mail

Stockholders who have received a paper copy of a proxy card by mail may submit proxies by completing, signing and dating their proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted:

-       as you instruct; and

-       according to the best judgment of Robert L. Parker Jr. and W. Kirk Brassfield on any other business that properly comes before the Annual Meeting.

If you do not mark your voting instructions on your proxy card, your shares will be voted:

-	FOR the election of the three nominees for Class I Director;

-	FOR the approval of the compensation of the named executive officers;

-	FOR the proposal to ratify the reappointment of KPMG as the Company’s independent registered public accounting firm for 2012; and

-	according to the best judgment of Robert L. Parker Jr. and W. Kirk Brassfield on any other business that properly comes before the Annual Meeting.

What is the deadline for voting my shares?

If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the Annual Meeting.

If you are a beneficial owner of shares held through a broker, trustee or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares “FOR” each of the nominees for Class I Director, “FOR” approval of the compensation of our named executive officers, and “FOR” the ratification of the reappointment of KPMG as our independent registered public accounting firm for the year 2012.

Can I change my vote?

If you are a stockholder of record, you can revoke your proxy and change your vote at any time before the proxy is exercised by:

-	timely delivery of written notice to the Secretary of the Company at the Company’s principal executive offices at 5 Greenway Plaza, Suite 100, Houston, Texas 77046;

-	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

-	voting by ballot at the Annual Meeting.

For shares you hold as beneficial owner, you may change your vote by submitting new voting instructions to your broker, trustee, nominee or other record holder; or, if you have obtained a legal proxy from your broker, trustee, or nominee giving you the right to vote your shares, you can change your vote by attending the Annual Meeting and voting in person.

What happens if additional matters are presented at the Annual Meeting?

Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant your proxy, the persons named as proxy holders, Robert L. Parker Jr. and W. Kirk Brassfield will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for Class I Director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board. We know of no reason why any of the nominees will be unavailable or unable to serve.

The chairman of the annual meeting may refuse to allow the transaction of any business with respect to which advance notice was not provided in accordance with the Company’s By-Laws as set forth under “Stockholder Proposals” on page 9 of this Proxy Statement, or to acknowledge the nomination of any person other than as provided under “Selection of Nominees as Director Candidates” on page 12 of this Proxy Statement.

Will my shares be voted if I do not vote by proxy?

If you hold your shares through a bank or brokerage account, and you do not instruct your broker how to vote at least ten days prior to the Annual Meeting, your shares will not be voted on any matter other than the reappointment of the Company’s independent registered public accounting firm. A broker non-vote occurs when a broker submits a proxy with respect to shares of Common Stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Your broker will not have discretion to vote on non-routine matters absent direction from you, including the election of directors and the non-binding advisory vote on executive compensation.

What constitutes a quorum?

The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to approve each of the proposals?

A plurality of the votes cast is required for the election of directors. This means that the director nominee receiving the highest number of votes cast for a particular position on the Board is elected for that position. Abstentions, withheld votes and broker non-votes will have no effect on the election of directors. Cumulative voting is not permitted.

The affirmative vote of the holders of a majority of the shares of Common Stock casting a vote on the proposal is required to approve, on an advisory basis, the compensation of our executive officers although such vote will not be binding on us.

The affirmative vote of a majority of the shares of Common Stock casting a vote on the proposal is required to ratify the reappointment of KPMG as the independent registered public accounting firm for the Company for 2012.

You may vote “for” or “against” approval of the compensation of our executive officers and the ratification of reappointment of KPMG as our independent registered public accounting firm, or “abstain” from voting. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on proposals submitted to stockholders and, therefore, will have no effect on the outcome of the votes. If you hold your shares in a brokerage or other street name account, your broker will not vote your shares for Proposals 1 or 2 without your instruction.

Where can I find the voting results of the Annual Meeting?

We will announce voting results at the Annual Meeting. We will also publish these results in a Current Report on Form 8-K which will be filed with the SEC. A copy of the report will be available in the Investor Relations section of our website at http://www.parkerdrilling.com and through the SEC’s electronic data system at http://www.sec.gov. You can obtain a paper copy by contacting our Investor Relations Department at (281) 406-2030 or the SEC at (202) 942-8090 for the location of the nearest public reference room.

Who can help answer my questions?

If you have any questions about the Annual Meeting or how to vote or revoke your proxy, please contact:

Wells Fargo Bank, N.A.

Shareowner Services

P. O. Box 64854

St. Paul, MN 55164-0854

Toll free: (800) 468-9716

Phone: (651) 450-4064

What should I do if I receive more than one set of voting materials?

You may receive more than one E-Proxy Notice, more than one e-mail or more than one paper copy of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate E-Proxy Notice, a separate e-mail or separate proxy card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one E-Proxy Notice, more than one e-mail and more than one proxy card. To vote all your shares by proxy, you must complete, sign, date and return each proxy card that you receive and vote over the Internet the shares represented by each E-Proxy Notice and e-mail that you receive (unless you have requested and received a proxy card for the shares represented by one or more of those E-Proxy Notices or e-mails). If you would like to combine various accounts of your household into one for purposes of proxy solicitation and voting, please contact our stock transfer agent at (800) 468-9716 and instruct the shareowner services representative to do so.

How may I obtain a separate set of voting materials?

If you share an address with another stockholder, only one set of proxy materials (including our 2011 Annual Report and Proxy Statement) is being delivered to this address, unless you have provided contrary instructions to us. If you wish to receive a separate set of proxy materials now or in the future, you may write or call to request a separate copy of these materials from our transfer agent at:

Wells Fargo Bank, N.A.

Shareowner Services

P. O. Box 64854

St. Paul, MN 55164-0854

Toll free: (800) 468-9716

Phone: (651) 450-4064

Who will bear the cost of soliciting votes for the Annual Meeting?

The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the E-Proxy Notices and these proxy materials and soliciting votes. If you choose to vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of the E-Proxy Notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We have also hired Georgeson, Inc. (“Georgeson”) to assist us in the distribution of proxy materials and the solicitation of votes described above. We will pay Georgeson a fee of $9,500, plus customary costs and expenses, for these services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for the costs of forwarding proxy and solicitation materials to stockholders.

How can I get a list of stockholders?

The names of stockholders of record entitled to vote will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting, between the hours of 8:00 a.m. and 4:30 p.m., Central Daylight Time, at our principal executive offices at 5 Greenway Plaza, Suite 100, Houston, Texas, 77046, by contacting the Secretary of the Company.

What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?

You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals: In order for a stockholder proposal to be considered for inclusion in the Proxy Statement for the annual meeting next year, the written proposal must be received by the Secretary of Parker at our principal executive offices at 5 Greenway Plaza, Suite 100, Houston, Texas 77046 no later than Friday, November 16, 2012.

For a stockholder proposal that is not intended to be included in Parker’s Proxy Statement, the stockholder must provide the information required by our By-laws and give timely notice to our Secretary, which, in general, requires that the notice be received by the Secretary of the Company no less than 90 days and no more than 120 days in advance of next year’s annual meeting. If less than 100 days notice or prior public disclosure of the date of next year’s annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of next year’s annual meeting is mailed or such public disclosure is made.

Nomination of Director Candidates: You may propose director candidates for consideration by the Corporate Governance Committee by submitting the candidate’s name and other relevant information to the Presiding Director of the Company’s Board at the principal executive offices set forth above. In order to allow time for review of the candidates’ credentials, please submit candidates to the Presiding Director by December 31, 2012. Our procedure for selection of director candidates is described below under “Selection of Nominees as Director Candidates.”

In addition, the By-laws of Parker permit stockholders to nominate directors for election at the Annual Meeting. To nominate a director, the stockholder must deliver the information required by the By-laws of Parker and by Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the stockholder must give notice to the Secretary of Parker no less than 90 days and no more than 120 days in advance of next year’s annual meeting. If less than 100 days notice or prior public disclosure of the date of next year’s annual meeting is given or made to stockholders, a nomination by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of next year’s annual meeting is mailed or such public disclosure is made.

How may I obtain the Company’s 2011 Annual Report on Form 10-K?

A copy of our 2011 Annual Report on Form 10-K is enclosed. It is part of our Annual Report to Stockholders.

Stockholders may request another free copy of the 2011 Annual Report on Form 10-K from our executive office address or it may be accessed on our website at http://www.parkerdrilling.com.

Where can I find more information about Parker?

The Company maintains a corporate website at http://www.parkerdrilling.com and stockholders can find additional information about the Company through the Investor Relations section of the website. Visitors to the Investor Relations portion of the website can view and print copies of the Company’s SEC filings, including Forms 10-K, 10-Q and 8-K as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of the Audit Committee, the Compensation Committee and the Corporate Governance Committee and Parker’s Code of Corporate Conduct and the Company’s Corporate Governance Principles are all available through the website. Alternatively, stockholders may obtain, without charge, copies of all of these documents by writing to the Secretary of the Company at 5 Greenway Plaza, Suite 100, Houston, Texas 77046. Please note that the information contained on Parker’s website is not incorporated by reference or considered to be a part of this Proxy Statement.

How can I get a copy of By-Law provisions?

You may contact the Company’s Corporate Secretary at our principal executive offices for a copy of the relevant By-law provisions regarding the requirements for making stockholder proposals and nominating director candidates.

GOVERNANCE OF THE COMPANY

Corporate Governance Principles

The Board has adopted the Company’s Corporate Governance Principles, which comply with the requirements of the corporate governance listing standards of the New York Stock Exchange (“NYSE”). From time to time we may revise our Corporate Governance Principles in response to changing regulatory requirements, evolving best practices and the concerns of stockholders. Our Corporate Governance Principles are published on our website at http://www.parkerdrilling.com in the “About Us” section under “Governance.”

Board Leadership Structure

The Board has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that its leadership structure is a meaningful part of the Company’s succession planning process and that it is in the best interests of the Company for the Board to make a determination with respect to the separation of those offices when it elects a new Chief Executive Officer. Accordingly, upon the election of Mr. David C. Mannon as Chief Executive Officer in October 2009, Mr. Robert L. Parker Jr. became our Executive Chairman as his significant historical Company knowledge and strategic experience made him well suited to serve as a link between the Board and management. Upon Mr. Mannon’s resignation as President and Chief Executive Officer, Mr. Parker Jr. again resumed those offices in addition to his duties as Executive Chairman while the Company conducts a search for Mr. Mannon’s replacement. Accordingly, the Board will consider the separation of the offices of Chairman and Chief Executive Officer at the time it identifies Mr. Mannon’s replacement. In addition, in accordance with our Corporate Governance Principles, during 2011, Mr. Robert E. McKee III acted as Presiding Director of the meetings of the independent directors. As Presiding Director, Mr. McKee’s responsibilities included (i) acting as the principal liaison between the non-employee directors and the Chief Executive Officer, (ii) coordinating the activities of the non-employee directors and the independent directors when acting as a group and (iii) receiving and addressing communications from interested parties contacting the non-employee directors. During 2011, the independent directors met in executive sessions in conjunction with the regular Board meetings. Mr. Robert E. McKee III was appointed by the Board to continue to act as Presiding Director for 2012.

Communications with the Board

Stockholders and other parties interested in communicating directly with the Presiding Director, with the non-employee directors as a group or with the Board, may do so by writing to the Presiding Director, Parker Drilling Company, 5 Greenway Plaza, Suite 100, Houston, Texas 77046, whose contact information is also provided on our website. The Board’s process for handling these communications is as follows:

•	The General Counsel is to review the correspondence.

•	The Presiding Director has directed the General Counsel to forward all correspondence that relates to human resource matters to the Human Resources department.

•	The Presiding Director has directed the General Counsel to forward all non-human resources correspondence to the Presiding Director.

•	The Presiding Director will determine whether or not such communication warrants consideration by a committee of the Board or by the entire Board.

•	When appropriate, the Presiding Director will respond to the communication on behalf of the non-employee directors or the Board.

•

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Chief Compliance Officer, the Internal Audit department and/or the General Counsel in accordance with the Company’s “Whistleblower Policy” described below under “Procedure for Reporting Complaints Regarding Accounting Practices, Internal Accounting Controls and Audit Practices.” Such matters are investigated and reported to the Audit Committee, and the Audit Committee provides oversight to ensure that any remediation deemed appropriate is completed.

Selection of Nominees as Director Candidates

The Corporate Governance Committee is responsible for reviewing candidates and proposing candidates for director nominees each year. The Corporate Governance Committee Charter includes a provision which requires the Corporate Governance Committee to review the qualifications of any candidate who has been submitted for consideration as a director nominee and to advise the Board of its assessment. The Corporate Governance Principles and Corporate Governance Committee Charter do not provide any minimum qualifications, but do provide that the directors should consider independence, diversity (with diversity being construed broadly to include a variety of perspectives, opinions, experiences and backgrounds), age, skills and experience in the context of the needs of the Board in making its determination of an appropriate candidate. However, the Board does not have a policy with respect to the consideration of diversity in identifying director nominees.

The Corporate Governance Committee considers for Board membership candidates suggested by its committee members and other Board members, as well as the Company’s management and the stockholders. The Corporate Governance Committee has the authority to retain a third-party search firm to assist in the identification of qualified candidates. The Corporate Governance Committee will also consider whether to nominate any person submitted pursuant to the provisions of the Company’s By-laws described above relating to stockholder nomination. A stockholder who wishes to recommend a candidate to be considered as a director nominee at next year’s annual meeting should notify the Presiding Director in writing at: Presiding Director, Parker Drilling Company, 5 Greenway Plaza, Suite 100, Houston, Texas 77046, and include any supporting information that the stockholder deems appropriate by December 31, 2012, to enable the Corporate Governance Committee sufficient time to review the qualifications of candidates.

The procedure for evaluating candidates recommended by stockholders is identical to the procedure for evaluating candidates proposed by other directors, the Company’s management or by a search firm hired by the Corporate Governance Committee.

Based on the recommendations of non-employee directors, the Corporate Governance Committee identified Messrs. Richard D. Paterson and Jonathan M. Clarkson as potential director candidates. The Corporate Governance Committee reviewed their qualifications and arranged interviews among each candidate and members of the committee, as well as select Company executives. Upon conclusion of the committee’s due diligence, the committee recommended to the Board election of both candidates to the Board.

Director Independence Determination

In accordance with the NYSE Corporate Governance Listing Standards, the Board has conducted its annual review of director independence to determine, based upon an earlier review and analysis by the Corporate Governance Committee, whether or not any non-employee directors had any material relationships or had engaged in material transactions with the Company. The analysis was based on information obtained from the directors in response to a director questionnaire that each director is required to complete and sign each year, including disclosure of any transaction(s) with the Company in which the director, or any member of his or her immediate family, have a direct or indirect material interest and any transaction(s) between the Company and any other company of which a director is an employee, or has a family member who is an executive officer. Transactions reviewed by the Board included those reported under “Certain Relationships and Related Party Transactions” on page 22 of this Proxy Statement. The Board then made a determination whether or not any identified transactions or relationships are addressed in the specific independence criteria of the NYSE Corporate Governance Listing Standards, and if so, whether or not identified transactions exceeded the objective thresholds for independence. The Board further examined all other transactions and relationships to determine if such transaction(s), irrespective of their magnitude in terms of the objective criteria specified by the NYSE, would otherwise adversely affect the independence of any non-employee director who had engaged in any such transaction, individually or through a company with whom the director is employed, or had any relationship with the Company during 2011. As a result of this review, the Board affirmatively determined that all of the non-employee directors are independent under the NYSE Corporate Governance Listing Standards. Our independent directors are R. Rudolph Reinfrank, John W. Gibson Jr., Roger B. Plank, Robert E. McKee III, George J. Donnelly, Robert W. Goldman, Gary R. King, Jonathan M. Clarkson and Richard D. Paterson.

Parker Policy on Business Ethics and Conduct

All of our employees and Board members, including our Executive Chairman, Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by the Company’s Code of Conduct (the “Code of Conduct”) to ensure that our business is conducted in accordance with the requirements of law and the highest standards of ethics. The Code of Conduct contains provisions on financial ethics consistent with the ethics requirements of the SEC that were instituted pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”) and the corporate governance listing standards of the NYSE.

The full text of the Code of Conduct is published on our website at http://www.parkerdrilling.com at “About Us” under the “Governance” section. In accordance with SEC rules, we will disclose on our website any future amendments to the Code of Corporate Conduct and any waivers of such code that affect directors and executive officers and senior financial personnel within four business days following such amendment or waiver.

Board’s Role in Risk Oversight

The Company has historically placed a high level of importance on addressing, pre-empting and managing those matters which may present a significant risk to the Company. The Board is updated regularly on tax and accounting matters, litigation status, governmental and corporate compliance regulations and programs, quality controls, safety performance, operational and financial issues. The Board frequently discusses these matters in detail in order to adequately assess and determine the Company’s potential vulnerability and considers appropriate risk management strategies where necessary.

Procedure for Reporting Complaints Regarding Accounting Practices, Internal Accounting Controls and

Audit Practices

In accordance with the SEC regulations adopted pursuant to SOX, the Audit Committee has adopted a procedure for the receipt, retention and handling of complaints regarding accounting practices, internal accounting controls and auditing practices. This policy and procedure has been integrated into the Company’s Whistleblower Policy, which allows the confidential and anonymous reporting of such matters, including other irregularities, via the Internet or the Company’s ethics helpline that has been established specifically for this purpose. Additionally, such complaints can be reported directly to the Chief Compliance Officer, the Internal Audit department and/or the General Counsel. The ethics helpline number, the Internet site address and the contact information for the Chief Compliance Officer and the General Counsel are provided on the Company’s website. The Whistleblower Policy provides that the complaints be reported to the Chief Compliance Officer, Director of Internal Audit and/or General Counsel for review and, if appropriate, they will be forwarded to the Audit Committee for further investigation and handling as the Audit Committee deems appropriate.

Director Education

Parker is committed to ensuring that its directors remain informed regarding best practices in corporate governance. Parker reimburses its directors for certain costs of continuing education related to their service as members of the Board.

Policy on Director Attendance at Annual Meeting

Parker’s Corporate Governance Principles provide that Board members are encouraged to be in attendance at all meetings including the Annual Meeting of Stockholders. Eight of the nine directors were in attendance at the 2011 Annual Meeting. Messrs. Clarkson and Paterson were not directors in 2011.

Board and Committee Membership

The business of the Company is managed under the oversight of our Board. The Board has regularly scheduled meetings and special meetings as necessary to effectively oversee the business of the Company. Each Board member is expected to attend each meeting unless circumstances make attendance impractical. In addition to meetings of the full Board, the independent directors have separate meetings among themselves and also have the opportunity to meet with officers and other key personnel and to review materials as requested by and/or provided to them in order to be properly informed as to the business affairs of the Company.

During 2011, the Board held twelve meetings. All of the incumbent directors attended at least 75 percent of the meetings of the Board and its committees on which they served during their tenure as a director and committee member during 2011.

The Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee. In addition to our standing committees, the Board may establish special committees to consider various matters that arise outside the ordinary course of business. The Board sets fees for the members of such special committees as the Board deems appropriate in light of the amount of additional responsibility special committee membership may entail.

The following table provides 2011 membership and meeting information for each of the committees of the Board.

Name	Audit	Compensation	Corporate Governance
Mr. Reinfrank	—	X*	X
Mr. McKee	—	X	X*
Mr. King	X	—	—
Mr. Goldman	—	X	—
Mr. Gibson, Jr.	X	X	—
Mr. Plank	X*	—	X
Mr. Donnelly	X	—	—
2011 Meetings	8	8	4

*Chair

The Audit Committee

The Audit Committee is currently comprised of Mr. Roger B. Plank, Chairman, and members: Messrs. John W. Gibson Jr., George J. Donnelly, Jonathan M. Clarkson, Richard D. Paterson and Gary R. King. The Board has reviewed the qualifications of the members of the Audit Committee and determined that, in addition to satisfying the NYSE independence standards, each member of the Audit Committee satisfies the independence requirements of the SEC, pursuant to Rule 10A-3 under the Exchange Act.

In addition, the Board has determined that each member of the Audit Committee is financially literate, and that each of Mr. Plank, Chairman of the Audit Committee, Mr. Clarkson and Mr. Patterson is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee has four regularly scheduled meetings each year, and schedules additional meetings to review earnings releases and public filings and other matters as the Audit Committee deems appropriate. The Audit Committee also schedules periodic meetings to be held separately with management, the internal auditor, the independent registered public accounting firm and other officers as the committee deems necessary to properly perform its functions under its charter and other regulatory requirements.

The Audit Committee assists the Board with its monitoring of:

•	the integrity of the Company’s financial statements;
•	the independent registered public accounting firm’s qualifications and independence;
•	the performance of the internal audit function and independent registered public accounting firm; and
•	the Company’s compliance with legal and regulatory requirements.

Other specific responsibilities of the Audit Committee are set forth below under the heading “Audit Committee Report” and in its charter, a copy of which is available on our website at http://www.parkerdrilling.com.

The Compensation Committee

The Compensation Committee is currently comprised of four members of the Board: Mr. R. Rudolph Reinfrank, Chairman, and members: Messrs. John W. Gibson Jr., Robert E. McKee III and Robert W. Goldman. Each member of the Compensation Committee is independent in accordance with the NYSE Corporate Governance Listing Standards and is also a “non-employee director” as defined by Rule 16b-3 under the Exchange Act and an “outside director” as defined by Section 162(m) of the Internal Revenue Code (the “Code”).

The Compensation Committee: (i) discharges the responsibilities of the Board relating to compensation of the Company’s Chief Executive Officer and other executive officers, (ii) reviews and discusses with our management the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual Proxy Statement and determines whether to recommend to the Board that the CD&A be included in the annual Proxy Statement and (iii) provides the Compensation Committee Report for inclusion in our annual Proxy Statement. Other specific responsibilities of the Compensation Committee are set forth in its charter, a copy of which is available on our website at http://www.parkerdrilling.com.

The charter of the Compensation Committee grants the Compensation Committee the authority to retain and terminate its own compensation consultant and to obtain advice and assistance from internal or external legal, accounting or other advisors. The Company provides appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm or other advisers retained by the Compensation Committee. During 2011, the Compensation Committee retained Pearl Meyer & Partners (“PM&P”) as its consultant and independent advisor.

In 2011, the Compensation Committee held eight meetings either in person or by telephone. Certain of these meetings were attended in part by one or more members of the management team and one or more representatives of PM&P, in order to obtain information from management and PM&P that was relevant to the compensation matters that the Compensation Committee was considering. During certain of these meetings the Compensation Committee also met in executive session.

The Corporate Governance Committee

The Corporate Governance Committee is currently comprised of three members of the Board: Mr. Robert E. McKee III, Chairman, and members: Messrs. Roger B. Plank and R. Rudolph Reinfrank, each of whom meet the independence requirements of the NYSE. The Corporate Governance Committee assists the Board in (i) identifying qualified individuals, which have been proposed by Board members, by independent search firms, by stockholders or by others, to become Board members; (ii) determining and recommending to the Board the director nominees to stand for election by the stockholders and to fill vacancies on the Board; (iii) developing and implementing the Corporate Governance Principles applicable to the Company; (iv) making recommendations to the Board with respect to non-employee director compensation; (v) conducting its annual review of the Board’s performance and in overseeing the evaluation of management; (vi) selecting director nominees for each Board committee for appointment by the Board; and (vii) selecting the nominee for Presiding Director for appointment by the Board.

The Corporate Governance Committee recommends the form and amount of compensation for non-employee directors and the Board makes the final determination. In considering and recommending the compensation of non-employee directors, the Corporate Governance Committee considers such factors as it deems appropriate, including historical compensation information and the level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications. In the past, the Corporate Governance Committee has retained PM&P to provide market information on non-employee director compensation, including annual Board and committee retainers, Board and committee meeting fees, committee chairperson fees, stock-based compensation and benefits. PM&P also compares and analyzes the current compensation of our non-employee directors with market data and presents the findings to the Corporate Governance Committee.

Other specific responsibilities of the Corporate Governance Committee are set forth in its charter, a copy of which is available on our website at http://www.parkerdrilling.com.

OUR BOARD OF DIRECTORS

In assessing the quality and effectiveness of our Board, the Corporate Governance Committee considers the composition of the Board as a whole, as well as the experience, qualifications, attributes and skills brought to the Board by each director. As an initial matter, each director should have, among other attributes, personal and professional integrity and high ethical standards, good business judgment, an excellent reputation in the industry in which the nominee or director is or has been primarily employed and a sophisticated understanding of the business of the Company or important aspects of the business. We believe that each of our directors has these attributes. Each member of the Board (including nominees), together with biographical information furnished by each of them, is set forth below.

NOMINEES FOR DIRECTOR (CLASS I) — WITH TERM OF OFFICE EXPIRING AT THE 2015 ANNUAL MEETING OF STOCKHOLDERS

R. RUDOLPH REINFRANK

DIRECTOR SINCE MARCH 1993

Mr. Reinfrank, age 56, has served since October 2009 as the Managing General Partner of Riverford Partners, LLC, a strategic advisory and investment firm based in Los Angeles, CA (“Riverford”). Riverford acts as an investor, board member and strategic advisor to growth companies and companies in transition. In 2000, Mr. Reinfrank co-founded and served as a Managing General Partner of Clarity Partners, L.P. until 2009. In 2006, he co-founded Clarity China, L.P. In 1997, he co-founded and served as a Managing General Partner of Rader Reinfrank & Co. until 2001. Mr. Reinfrank is a Director of Global Leveraged Capital, LLC. He meets the requirements of a Sarbanes-Oxley audit committee financial expert pursuant to Item 407(d)(5)(ii) of Regulation S-K and he is FINRA licensed for Series 7, 62 and Series 63. Mr. Reinfrank is also a Senior Advisor to Pall Mall Capital, Limited (London), Transnational Capital Corporation and Matrix Commodities (Dubai). As a founder and managing general partner of a private equity firm, Mr. Reinfrank brings valuable investment and financing expertise to the Company. In addition, as a strategic advisor to a wide range of companies, Mr. Reinfrank’s diverse and extensive business experiences provide an important and unique perspective to our Board.

ROBERT W. GOLDMAN

DIRECTOR SINCE OCTOBER 2005

Mr. Goldman, age 69, was appointed to the Board of Directors in October 2005. He retired from Conoco Inc. in 2002 after 14 years of service, most recently as Senior Vice President - Finance and Chief Financial Officer. Prior to that time, he was employed for 23 years by E. I. du Pont de Nemours & Co. in a variety of domestic and international finance and operating assignments. Since 2002, he has been self-employed as a financial consultant. From 2003 through 2008, Mr. Goldman served as the elected Vice President-Finance of the World Petroleum Council. He is a member of the Financial Executives Institute and a member of the Advisory Board of Global Infrastructure Partners, a private equity fund investing in the global energy, transportation and water infrastructure sectors. He serves on the Board of Directors of El Paso Corporation, The Babcock & Wilcox Company Inc. and Tesoro Corporation, as well as the Board of Trustees of Kenyon College, Gambier, Ohio. From 2005 until 2010, he also served on the Board of Directors of McDermott International, Inc. The Board believes Mr. Goldman brings extensive knowledge of the energy industry, international operations, financial risk management and an understanding of capital markets. As a director of several public energy companies, Mr. Goldman also brings experience serving as a director on public company boards, which gives him valuable insights into corporate governance and a wide range of issues that public companies face. Also, as a former chief financial officer of a large, publicly-traded company, Mr. Goldman brings significant financial expertise and experience in preparation and review of financial statements and disclosure documents.

RICHARD D. PATERSON

DIRECTOR SINCE MARCH 2012

Mr. Paterson, age 61, retired from PricewaterhouseCoopers LLP (PwC), an international network of auditors, tax and business consultants, in June 2011 after 37 years of service. Most recently, he served as PwC’s Global Leader of its Consumer, Industrial Products and Services Practices (comprising the Automotive, Consumer and Retail, Energy Utilities and Mining, Industrial Products, Pharmaceutical and

Health Industries Sectors) and also the Managing Partner of the Houston Office and U.S. Energy Practice. From 2001 to 2010, Mr. Paterson was PwC’s Global Leader of its Energy, Utilities and Mining Practice and also was responsible for the audits of ExxonMobil Corporation from 2002 to 2006. From 1997 to 2001, Mr. Paterson lived in Moscow, Russia, and led PwC’s Energy Practice for EMEA and also was responsible for the audits of OAO Gazprom for those years. Prior to 1997, Mr. Paterson was responsible for the audits of numerous PwC clients, principally in the Energy Sector. He began his career with PwC in Battle Creek, Michigan in 1974, served in 7 PwC offices, including 4 years in the National Office in New York, and was admitted as a partner of PwC in 1987. Mr. Paterson is a past Board member of the U.S./Russia Business Council and the U.S Energy Association. He meets the requirements of a Sarbanes-Oxley audit committee financial expert pursuant to Item 407(d)(5)(ii) of Regulation S-K. The Board believes Mr. Paterson brings extensive knowledge of the energy industry and energy value chain, and the risks faced by companies operating in the energy industry. In addition, as a long-time audit partner of PwC with significant international experience, he has deep expertise with capital markets, governance and with the preparation and review of financial statements and disclosure documents.

CONTINUING DIRECTORS (CLASS II) — WITH TERM OF OFFICE EXPIRING AT THE 2013 ANNUAL MEETING OF STOCKHOLDERS

ROBERT E. MCKEE III

DIRECTOR SINCE FEBRUARY 2005

Mr. McKee, age 65, was appointed to the Board of Directors in February 2005. He retired from ConocoPhillips and Conoco, Inc. in 2003 after 36 years, serving the last 10 years as Executive Vice President-Worldwide Exploration and Production. He currently serves on the Board of Directors of QEP Resources Corp. and Post Oak Bank (Houston, Texas). From 2003 to mid-2004, Mr. McKee served as senior oil advisor in Iraq by presidential appointment. He served on the Advisory Committee for the University of Texas Engineering Department until 2008. He serves on the Colorado School of Mines Foundation Board. He retired as the Chairman of Enventure in November 2009, a company that is majority-owned by Shell Oil Company. The Board selected Mr. McKee to serve as a director because it believes that, as a former senior executive of a major oil and gas company, he brings to the Company outstanding oil and gas industry expertise, operational expertise and international experience and understanding. The Board also believes that Mr. McKee’s experience serving on public company boards gives him valuable insights into a wide range of issues that public companies face. Mr. McKee’s substantial international and political experience gained, in part, while serving as a Senior Oil Advisor in Iraq, are important assets to the Board.

GEORGE J. DONNELLY

DIRECTOR SINCE OCTOBER 2005

Mr. Donnelly, age 73, was appointed to the Board of Directors in October 2005. He is a Managing Partner of Lilo Ventures, a venture capital firm, having held this position since 2001. He also serves on the Board of Directors and as Chairman of Global Suppliers, a minority-owned private company that provides equipment to the petroleum and chemical industry. He served as President and Chief Executive Officer of the Houston Hispanic Chamber of Commerce during 2005 and 2006 and as President of the San Jacinto Museum of History from 2000 to 2002. Between 1988 and 2000, Mr. Donnelly served as Vice President of Russell Reynolds Associates and as Vice Chairman of Spencer Stuart Associates, both executive search firms. He began his career at Texaco Inc. in 1962 and served in various roles at Texaco Inc. and Gulf Oil Company until 1998, including Vice President of the Worldwide Energy and Minerals Division, Vice President of the Latin American division and head of the Washington, D.C. office. Mr. Donnelly serves on the Board of Directors of the Greater Houston Partnership (World Trade), the Center for Houston’s Future, United Way of Greater Houston, KIPP Charter Schools, the Health Museum of Houston, the San Jacinto Monument and Museum and the Institute of International Education. The Board believes that Mr. Donnelly’s experiences as a former executive in the oil and gas industry gives him significant knowledge of and insight into that industry and his experience conducting business in Latin America gives him an understanding of business and cultural practices in that region of the world. In addition, as a former executive in the executive leadership services industry Mr. Donnelly has significant expertise in succession planning and executive and board candidate recruitment that gives the Board unique insight into such issues.

GARY R. KING

DIRECTOR SINCE SEPTEMBER 2008

Mr. King, age 53, was appointed to the Board of Directors in September 2008. He is the Managing Partner of The Matrix Partnership, a strategic advisory firm based in Dubai, UAE. From June, 2011 to December, 2011, he was President of Natural Resources and Commodities at First Capital Switzerland Investment Bank in Dubai, UAE. From September 2008 through February 2009, Mr. King held the position as the founding Chief Executive Officer of Dubai Natural Resources World. Previously, he served as the first Chief Executive Officer of the Dubai Mercantile Exchange from 2005 until 2009. From 2001 to 2005, Mr. King served as Senior Vice President in the infrastructure funds and treasury and commodities groups in Macquarie Bank Ltd./Abu Dhabi Commercial Bank, Managing Director at Matrix Commodities DMCC and Regional Head - Energy Group and Specialized Funds Group in Dubai at Standard Bank London Ltd. From 1997 to 2001, he served in senior management roles at Emirates National Oil Company, Dragon Oil PLC and TransCanada International Petroleum. From 1994 to 1997, he served as Vice President — Commodities Trading Group for Morgan Stanley (Singapore). From 1983 to 1994, he served in a variety of roles within exploration and production and oil trading and supply at Neste Oy (national oil and energy company of Finland), after beginning his career as an exploration geologist in 1980. Mr. King is also a member of the Board of Directors of Kulczyk Oil Ventures and a member of TRACE International and the National Association of Corporate Directors. The Board selected Mr. King to serve as a director because it believes, as a former executive of several energy-related businesses in the Middle East, Mr. King brings significant international experience to the Company, with special emphasis in that region of the world. The Board also believes, that as a former executive in a financial institution and other financial and commodities businesses, Mr. King brings important financial expertise that benefits the Board in addressing issues related to finance.

JONATHAN M. CLARKSON

DIRECTOR SINCE MARCH 2012

Mr. Clarkson, age 62, recently retired from the Houston Region of Texas Capital Bank, a subsidiary of Texas Capital Bancshares, Inc., where he served as President, Chief Executive Officer and Chairman from 2003 until 2011. From 1999 to 2002, Mr. Clarkson served as President and Chief Financial Officer for Bargo Energy Company and its successor company Mission Resources Corporation. From 1987 to 1999, Mr. Clarkson served as Executive Vice President and Chief Financial Officer for Ocean Energy Corporation and its predecessor company, United Meridian Corporation. Prior to 1987, Mr. Clarkson held several senior management positions at InterFirst Corporation and its subsidiary First National Bank in Dallas, TX. In December 2011, Mr. Clarkson was elected to the board of Memorial Production Partners GP LLC, the general partner of Memorial Production Partners LP. He currently serves as the Chairman of the Audit Committee on that board. From 2006 to 2009, Mr. Clarkson served on the board of Edge Petroleum Corporation where he was Chairman of the Audit Committee and a member of the Compensation Committee. Since 2010, Mr. Clarkson has served on the advisory board of Rivington Capital Advisors, LLC, an investment banking firm focused on upstream energy sector investments and capital advisory engagements. As of February 1, 2012, Mr. Clarkson was elected to serve on the St. Luke’s Episcopal Hospital board. As a former chief financial executive of public companies, The Board believes Mr. Clarkson brings significant financial expertise, including an understanding of financial risk management, and experience in preparation and review of financial statements and disclosure documents. The Board also believes, that as a director of multiple public companies, Mr. Clarkson brings valuable insights into a wide range of challenges that public companies face.

CONTINUING DIRECTORS (CLASS III) — WITH TERM OF OFFICE EXPIRING AT THE 2014 ANNUAL MEETING OF STOCKHOLDERS

ROBERT L. PARKER JR.

DIRECTOR SINCE SEPTEMBER 1973

Mr. Parker Jr., age 63, is the Executive Chairman of the Board of Directors of the Company, and was appointed as the interim President and Chief Executive Officer of the Company in March 2012 upon Mr. Mannon’s resignation. Having joined the Company in 1973, he served as Chief Executive Officer from 1991 to 2009, and was appointed Chairman of the Board of Directors in 2006. He previously was elected a Vice President in 1973, Executive Vice President in 1976 and President and Chief Operating Officer in

1977. Mr. Parker is on the Board of Directors of the University of Texas Development Board, the University of Texas Health Science Center (Houston) Development Board, the International Association of Drilling Contractors, the American Petroleum Institute and the Greater Houston Partnership. As Chief Executive Officer of the Company, Mr. Parker brings a wealth of historical knowledge and strategic experience and is well suited to serve as a link between the Board and the Company’s management. Mr. Parker brings significant experience in the oil and gas service industry through his more than 35 years with the Company, and his membership in the International Association of Drilling Contractors.

JOHN W. GIBSON JR.

DIRECTOR SINCE OCTOBER 2001

Mr. Gibson Jr., age 54, joined the Board of Directors in December 2001. He currently serves as the President and Chief Executive Officer of CCS Corporation, an integrated oilfield services company specializing in waste management, well servicing and environmental services, a position he has held since 2010. He served as Chief Executive Officer of an enterprise software solutions company for the oil and gas industry from 2005 through 2009. From 1994 to 2004, he held various senior positions with the Halliburton Group of Companies, his most recent role being President and Chief Executive Officer of Halliburton’s Energy Services Group. He currently serves on the Boards of Directors of Orocobre Limited (ASX: ORE), Blue Spark Energy Inc. and I-Pulse Inc. He is a member of the University of Houston Energy Advisory Committee, the Houston Baptist University Board of Trustees, the Institute of Global Ethics Advisory Board and is a Director of the National KICKSTART Program. Mr. Gibson holds a Bachelor of Science Degree from Auburn University and a Master of Science Degree from the University of Houston. He is a member of the Society of Petroleum Engineers (SPE), the American Institute of Professional Geologists (AIPG), the Society of Exploration Geophysicists (SEG) and the National Association of Corporate Directors (NACD). The Board believes that, as a current and former executive in an industry providing services to the global oil and natural gas and exploration and production industry, Mr. Gibson possesses an in-depth understanding of relevant issues faced by companies in the oil and gas service industry. As a current and former Chief Executive Officer of several companies, Mr. Gibson has developed outstanding leadership and strategic thinking skills. The Board believes that his leadership and strategic thinking skills, along with his other oil and gas service industry-related experiences give him significant knowledge and insight that adds meaningfully to the Board’s decision-making process.

ROGER B. PLANK

DIRECTOR SINCE MAY 2004

Mr. Plank, age 55, was appointed to the Board of Directors in May 2004. He has served as President and Chief Corporate Officer of Apache Corporation since February 2011, having served as President since 2009. He previously served as Executive Vice President and Chief Financial Officer since 2000 and Vice President and Chief Financial Officer since 1997. Mr. Plank previously served as Vice President of Planning and Corporate Development, Vice President of Corporate Communications and Vice President of External Affairs for Apache. He is also on the Board of Trustees of the Ucross Foundation and Chairman of Houston’s Alley Theatre. The Board believes that, as an executive of a public oil and gas exploration and production company, Mr. Plank brings tremendous oil and gas industry experience to the Company. The Board also believes that, as a former financial officer of a public company, Mr. Plank’s significant financial expertise and experience in preparation and review of financial statements and disclosure documents is valuable in the preparation of the Company’s public disclosure documents. In addition, as a former corporate communications officer of a public company, Mr. Plank possesses experience which provides the Board with helpful insights into internal and external stakeholder communication issues.

DIRECTOR COMPENSATION

Fees and Benefit Plans for Non-Employee Directors

Annual Cash Retainer Fees. In 2011, non-employee directors of the Company received an annual cash retainer fee of $30,000. The full annual retainer fee is paid to all current directors as of the date of each annual meeting. Directors who are appointed during the period in between annual meetings receive a pro-rated fee for the remainder of the period until the next annual meeting, but directors who leave the Board prior to serving the entire period between annual meetings do not forfeit any of the annual retainer previously received.

Meeting Fees. In 2011, non-employee directors of the Company were paid a fee of $2,500 for each Board meeting and $2,500 for each committee meeting. Meeting fees are paid for each meeting attended in person or in which the director participates by telephone. These meeting fees are paid following each meeting.

Committee Chair Fees. In 2011, each of the chairs of the Audit, Compensation and Corporate Governance Committees received an additional fee of $12,000 for his service as a committee chair.

Presiding Director Fees. Mr. McKee received an additional fee of $12,000 for his service as the Presiding Director in 2011.

Equity Grants. Non-employee directors of the Company are eligible to participate in the Company’s Long-Term Incentive Plan, which allows for the grant of stock options and restricted stock grants. In May, 2011, after review of a report from PM&P and considering other factors that the Corporate Governance Committee deemed relevant, the Corporate Governance Committee recommended and the Board agreed to award to each of the non-employee directors 15,358 shares of restricted stock, all of which will vest on the one-year anniversary date of the award. Upon appointment, new non-employee directors joining the Board are entitled to receive an initial equity grant valued at $30,000. No such grants were made in 2011.

2011 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mr. Reinfrank	107,000	89,998	196,998
Mr. Gibson Jr.	80,000	89,998	169,998
Mr. Plank	102,000	89,998	191,998
Mr. McKee	116,500	89,998	206,498
Mr. Donnelly	90,000	89,998	179,998
Mr. Goldman	95,000	89,998	184,998
Mr. King	92,500	89,998	182,498
Mr. Clarkson	0	0	0
Mr. Paterson	0	0	0

Totals	683,000	629,986	1,312,986

(1)	Reflects a grant date fair value of 15,358 shares of restricted stock awarded to each non-employee director on May 5, 2011, which represents the only outstanding shares of restricted stock held by non-employee directors that had not vested as of December 31, 2011.

Board members are reimbursed for their travel expenses incurred in connection with attendance at Board and committee meetings and for Board education programs. These amounts are not included in the table above. Employee directors do not receive any compensation for their participation on the Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Corporate Governance Committee, or its designee, is charged by its charter with reviewing and approving any transactions between the Company and current or former officers or directors and other parties defined as being “related parties” pursuant to the Related Party Transaction Policy of the Company. See “Related Party Transaction Policy” below.

Related Party Transaction Policy

Our Related Party Transaction Policy requires the prior approval by the Corporate Governance Committee of any transaction between the Company and any Related Party. For the purposes of the policy, a Related Party is (i) any senior officer (which shall include, at a minimum, each vice president and officer required to disclose transactions in the Company’s equity securities under Section 16 of the Exchange Act) or director of the Company, (ii) a stockholder owning in excess of five percent of the Company (or its controlled affiliates), (iii) a person who is an immediate family member of a senior officer or director or (iv) an entity which is owned or controlled by a person or entity listed in (i), (ii) or (iii) above, or an entity in which a person or entity listed in (i), (ii) or (iii) above has a substantial ownership interest or control. A Related Party Transaction under the policy is any transaction between the Company and any Related Party (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Exchange Act), other than (i) transactions available to all employees generally; and (ii) transactions involving less than $5,000 when aggregated with all similar transactions.

Generally, the Corporate Governance Committee reviews Related Party Transactions at its first annual committee meeting, but the committee has special procedures to approve time sensitive Related Party Transactions that arise throughout the year. For example, the Chairman of the Corporate Governance Committee has the authority to unilaterally approve Related Party Transactions that do not exceed $20,000. Management is responsible for informing the Corporate Governance Committee throughout the year of any material changes to approved Related Party Transactions.

Other Transactions

During 2011, Mr. Plank, one of our directors, served as President and Chief Corporate Officer of Apache Corporation. During 2011, affiliates of Apache paid affiliates of the Company a total of $22.7 million for the performance of drilling services and the provision of rental tools.

The Corporate Governance Committee reviewed the business between the Company and Apache and determined that it is not material to Apache and does not present a conflict of interest or otherwise impair the independence of Mr. Plank or his ability to render independent judgment under the Corporate Governance Listing Standards of the NYSE. This determination was reported to the Board.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

Except as noted otherwise, the following table sets forth information concerning beneficial ownership of the Company’s Common Stock as of March 5, 2012, based on 117,479,586 shares issued and outstanding on such date, by (a) all persons known by the Company to be beneficial owners of more than five percent (5%) of such stock, (b) each director and nominee for director of the Company, (c) each of the executive officers of the Company named in the Summary Compensation Table and (d) all directors and the executive officers as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

		RIGHT
	SHARES OWNED	TO ACQUIRE	PERCENT OF OUTSTANDING
NAME	(#)(1)	(#)	SHARES

FMR LLC (2)	10,688,035	0	9.10
Dimensional Fund Advisors, LP (4)	8,884,063	0	7.56
Blackrock, Inc. (5)	7,965,158	0	6.78
Artisan Partners Holdings LP (3)	3,657,247	0	3.11
Robert L. Parker Jr.	1,449,910	0	1.23
R. Rudolph Reinfrank	77,780	0	*
Robert W. Goldman	67,780	0	*
John W. Gibson, Jr.	152,780	0	*
Roger B. Plank	187,780	0	*
Robert E. McKee III	77,780	0	*
George J. Donnelly	52,280	0	*
Gary R. King	29,601	0	*
Jonathan M. Clarkson	0	0	*
Richard D. Paterson	0	0	*
David C. Mannon	594,856	0	*
W. Kirk Brassfield	376,100	0	*
Jon-Al Duplantier	107,626	0	*
Philip Agnew	20,541	0	*

Directors and executive officers as a group (16 persons)	3,248,418	0	2.77

*	Less than 1%
(1)

Includes shares for which the person has sole voting and investment power, or has shared voting and investment power with his/her spouse. Also includes restricted stock held by directors and executive officers over which they have voting power but not investment power. Excludes shares that may be acquired through stock option exercises.

(2)	Based on information obtained from Schedule 13G filed by FMR LLC with the SEC on February 14, 2012. FMR LLC is located at 82 Devonshire St., Boston, MA 02109.
(3)

Based on information obtained from Schedule 13G filed by Artisan Partners Holdings LP with the SEC on February 8, 2012. Artisan Partners Holdings LP is located at 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(4)

Based on information obtained from Schedule 13G filed by Dimensional Fund Advisors, L.P. with the SEC on February 14, 2012. Dimensional Fund Advisors, L.P. is located at Palisades West, 6300 Bee Cave Road, Austin, Texas 78746.

(5)	Based on information obtained from Schedule 13G filed by Blackrock, Inc. with the SEC on February 13, 2012. Blackrock, Inc. is located at 40 East 52nd Street, New York, NY 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10 percent of the Common Stock of the Company to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC and the NYSE, and to furnish the Company with a copy of each such report. SEC regulations impose specific due dates for such reports and the Company is required to disclose in this Proxy Statement any failure to file by these dates during and with respect to fiscal year 2011.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2011, all of the Section 16(a) reports applicable to our officers, directors and greater-than-10-percent stockholders were timely filed.

PROPOSALS TO BE VOTED ON

PROPOSAL 1 — ELECTION OF DIRECTORS

The By-laws of the Company currently provide that the number of directors which shall constitute the whole Board shall be fixed from time to time by resolution of the Board. The Company currently has 10 directors.

Our directors serve staggered terms. This is accomplished as follows:

•	each director who is elected at an annual meeting of stockholders serves a three-year term;

•	the directors are divided into three classes;

•	each class contains approximately the same number of directors;

•	the term of each class begins on a staggered schedule.

In accordance with the recommendation of the Corporate Governance Committee, the Board has nominated Messrs. Reinfrank, Goldman and Paterson for election as Class I directors at the Annual Meeting. Mr. Reinfrank was initially appointed as a director by the Board in 1993, and currently serves as Chairman of the Compensation Committee and a member of the Corporate Governance Committee. Mr. Goldman was initially appointed as a director by the Board in 2005, and currently serves as a member of the Compensation Committee. Mr. Paterson was initially appointed as a director by the Board in 2012, and currently serves as a member of the Audit Committee. The persons named as proxies in the accompanying proxy, who have been designated by the Board, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Reinfrank, Goldman and Paterson. Should any of these nominees become unable for any reason to stand for election as a director of the Company, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Corporate Governance Committee may recommend and the Board may propose to replace such nominee. The Company knows of no reason why any of the nominees will be unavailable or unable to serve. Biographical information on these directors and our remaining directors can be found under “Our Board of Directors” beginning on page 17 of this Proxy Statement. Information on the recommendation and appointment of Mr. Paterson can be found under “Selection of Nominees as Director Candidates” beginning on page 12 of this Proxy Statement.

Each of the nominees for Class I director this year currently is a director of the Company and has consented to serve a three-year term.

The Board of Directors recommends a vote FOR these nominees.

PROPOSAL 2 — ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Company seeks an advisory vote on the compensation of our executive officers as disclosed in the CD&A section and the accompanying compensation tables contained in this Proxy Statement. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (“Dodd-Frank Act”), your vote is an advisory vote only, and it will not be binding on the Company or the Board. However, the Compensation Committee and the Board value the opinions of the stockholders and will annually seek an advisory vote and consider the voting results when making future decisions regarding executive compensation.

The Company has in the past sought approval from stockholders regarding certain incentive plans we use to motivate, retain and reward our executives. For example, at the 2010 Annual Meeting of Stockholders the stockholders voted to approve the Parker Drilling Company 2010 Long-Term Incentive Plan (“2010 Plan”).

As described more fully in the CD&A section of this Proxy Statement, our executive compensation philosophy is to provide competitive total compensation to our executive officers that rewards performance measured against pre-approved goals and is appropriate considering all relevant factors and circumstances. Our executive compensation philosophy is to target the market median for each element of pay, although our incentive compensation programs offer both upside and downside potential that may result in actual compensation above or below the median depending upon performance. In years of superior performance, our incentive programs are designed to pay out near the top quartile of the market. We believe this philosophy helps us attract, retain and appropriately motivate highly-qualified executives. We also believe that the goals and objectives of our compensation philosophy are best served by adhering to three fundamental principles:

•	Competitiveness - We use various tools to provide compensation opportunities that are competitive with our peers in order to support our efforts to attract and retain high caliber talent.

•

Pay for Performance - We emphasize performance and variable compensation by linking compensation to the achievement of specific goals and the completion of strategic initiatives that improve our financial performance.

•

Alignment with Stockholders - We promote a focus on long-term value creation for stockholders by encouraging executives to build and maintain meaningful levels of ownership through a combination of equity incentive awards and mandatory share ownership requirements.

Additionally, we have several governance programs in place to align executive compensation with stockholder interests and to mitigate risks in our plans. These programs include: stock ownership guidelines, limited perquisites, use of tally sheets and claw-back provisions.

The Board of Directors recommends an advisory vote FOR the Company’s compensation of our named executive officers as disclosed in the CD&A section and the accompanying compensation tables contained in this Proxy Statement.

PROPOSAL 3 — RATIFICATION OF REAPPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reengaged KPMG LLP (“KPMG” or “independent accountants”) to serve as our independent registered public accounting firm for 2012, and stockholders are being asked to ratify that reappointment. If the stockholders do not ratify the reappointment, the Audit Committee will re-consider the reappointment. Representatives of KPMG will attend the Annual Meeting to answer appropriate questions. They will also have the opportunity to make a statement should they desire to do so.

The Board of Directors recommends a vote FOR the ratification of the reappointment of KPMG LLP as our independent registered public accounting firm for 2012.

Audit Committee Report

The following report does not constitute “soliciting material” and should not be deemed “filed” or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this report by reference in such filing.

The Audit Committee is responsible for providing independent, objective oversight of Parker’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting, audit processes and compliance with laws, regulations and Company policies. The Audit Committee oversees the financial reporting process on behalf of the Board, reviews the financial disclosures and meets privately with the independent accountants to discuss the internal accounting control policies and procedures. The Audit Committee reports on these meetings to the Board.

The Audit Committee operates pursuant to a charter, which sets forth the duties and responsibilities of the Audit Committee, which duties are summarized beginning on page 14 of this Proxy Statement. While the committee has certain duties as set forth in the charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting rules and regulations, as these functions are the responsibility of management and the independent accountants. In the performance of its oversight function regarding fiscal year 2011, the Audit Committee addressed the following specific matters:

•

Reviewed quarterly financial statements, the 2011 year-end audited financial statements (10-K) and earnings releases, including disclosures made in the management discussion and analysis sections, the quality of the accounting principles, the reasonableness of significant judgments and the sufficiency of the disclosures, and discussed them with management and the independent accountants;

•

Received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning the independence of the independent accountants, and discussed with the independent accountants and confirmed the independence of the independent accountants;

•	Engaged in private discussions with the independent accountants to discuss matters relevant to the planning and implementation of the Company’s audit;

•

Discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 114 including, without limitation, the quality as well as the completeness and accuracy of the financial statements;

•

Discussed with management and the independent accountants significant financial and reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including all critical accounting policies and practices and alternative treatment of financial transactions;

•	Discussed with management the Company’s use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies;

•

Met regularly with the Director of Internal Audit (including private meetings), reviewed reports prepared by the internal auditing department along with management’s responses to such reports, and approved the scheduling, budget and staffing of the planned scope of internal audits;

•

Discussed with management various matters regarding the compliance by the Company and its subsidiaries with the Company’s Code of Conduct, including sections regarding compliance with the U.S. Foreign Corrupt Practices Act;

•

Discussed with management and the independent accountants the effect of major legislative, regulatory or accounting initiatives as well as any off-balance sheet structures on the Company’s financial statements;

•

Discussed with management the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures, including policies regarding risk assessment and risk management policies;

•	Discussed certain legal matters with legal counsel;

•

Maintained oversight over the anonymous reporting, including a third-party helpline service, of alleged accounting or audit complaints or other irregularities consistent with the requirements of the SEC pursuant to SOX and reviewed reported matters with the Chief Compliance Officer, the Director of Internal Audit and/or the General Counsel to ensure the matters were properly investigated and that appropriate remedial action was taken when necessary;

•

Pre-approved the fees charged by the independent accountants for services performed in 2011 in accordance with the pre-approval policy adopted by the Company in 2004. These fees are set forth in the table immediately following this report;

•	Monitored the Company’s compliance with internal controls over financial reporting pursuant to Section 404 of SOX;

•	Met privately with the independent accountants at various times throughout the year;

•	Directed investigations involving certain of the Company’s foreign operations, including several meetings with the special counsel retained to represent the Audit Committee;

•	Retained KPMG as the independent registered public accounting firm of the Company for 2012; and

•

Reviewed the report on internal control over financial reporting filed pursuant to Section 404 of SOX, which report did not note any material weaknesses, and discussed with management the adequacy of changes in internal control over financial reporting to address minor issues.

Based on the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2011 be included in Parker’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Respectfully submitted,

Roger B. Plank, Chairman

John W. Gibson Jr.

George J. Donnelly

Gary R. King

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG, the Company’s independent registered public accounting firm, for the audit of the Company’s financial statements for the years ended December 31, 2011 and 2010, respectively, and fees billed for other services rendered by KPMG during the same periods.

	2011	2010
Audit fees (1):	$1,735,000	$1,705,000
Audit related fees:	$0	$0
Tax related fees (2):	$30,000	$330,000
All other fees (3):	$0	$27,500

Total	$1,765,000	$2,062,500

(1)	Audit fees were related to the annual financial statement audit, quarterly reviews of financial statements, statutory audits of foreign subsidiaries, periodic assistance and consultation related to filings with the SEC and audits in conjunction with SOX Internal Control requirements.
(2)	Tax fees for services consisting primarily of assisting Company affiliates in the preparation of foreign tax returns, evaluation of foreign value-added tax matters, tax structure review and evaluation, and other tax advice and compliance considerations.
(3)	All other fees for services in 2010 consisted primarily of work performed in connection with the Company’s debt offering completed in early 2010 and consulting and other fees incurred related to periodic filings of SEC Form 8-K matters during the year.

All audit fees and allowable non-audit related fees were pre-approved by the Audit Committee in accordance with pre-approval policies that exist within the Company.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.

Consistent with SEC rules and regulations regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent accountants. In response to these rules, the Audit Committee established a policy in connection with the pre-approval of all audit and permissible non-audit services provided by the independent accounts. Such services are pre-approved to a specific dollar threshold. All other permitted services, as well as proposed services exceeding such specified dollar thresholds, must be separately approved by the Audit Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This CD&A describes the compensation practices and decisions of the Compensation Committee (referred to in this CD&A as the “Committee”) of the Board of Parker Drilling Company. The CD&A and related tabular disclosures focus specifically on compensation earned during 2011 by our CEO and CFO, as well as the other three most highly-compensated executive officers, collectively referred to as our named executive officers (“NEOs”). We also have summarized actions that have occurred in fiscal year 2012 for those executives prior to the filing of this Proxy Statement. Generally, our NEOs, as well as other executives, are members of our senior leadership team (“Leadership Team”).

The Committee approves and oversees the design and execution of the Company’s executive compensation programs as outlined in this CD&A, including the determination of benchmark targets, performance metrics, peer groups and the composition and variability of pay of the Leadership Team. The Committee recommends compensation of the CEO and other executive officers to the independent members of our Board for their approval.

Our compensation philosophy is to provide to our executive officers compensation that is competitive, rewards performance based on pre-determined goals that are aligned with the interests of our stockholders, and is appropriate considering all relevant factors and circumstances. We target the market median for each element of pay, but our incentive compensation programs offer both upside and downside potential that may result in actual compensation above or below the median depending upon performance. In years of superior performance, our incentive programs are designed to pay out near the top quartile of the market. Additionally, the Committee has discretion to increase or decrease final awards to account for non-routine items or occurrences.

Our programs are built around three fundamental principles:

Compensation Principle	Description/Rationale
Competitiveness	We provide compensation opportunities that are competitive with our peers in order to attract and retain high-caliber talent.
Pay for Performance	We emphasize performance by linking compensation to the achievement of specific goals and the completion of strategic initiatives that improve our financial performance.
Alignment with Stockholders

We focus on creating long-term value for stockholders by encouraging executives to build and maintain meaningful levels of ownership in the Company through a combination of equity incentive awards and mandatory share ownership requirements.

As you read this CD&A, we believe you will recognize several key attributes of our executive compensation programs:

•	our program design provides a balanced mix between cash and equity, and between annual and long-term incentives and performance metrics;

•

bonuses paid under our annual cash incentive program provide for both upside and downside potential depending upon actual performance with the upside opportunities capped to help mitigate the risk of overemphasizing achievement of annual results at the expense of creating long-term value;

•

our long-term incentive programs utilize three-year vesting periods and three-year rolling performance periods to provide long-term stock-based incentive compensation that rewards sustained performance; and

•	the Committee has retained discretion to adjust final awards to account for non-routine items or occurrences.

2011 Highlights

Our 2011 results reflect the balance that our geographic diversity and balanced business model provide in a cyclical industry, as evidenced by the record performance in our rental tools business and improved results in our Gulf of Mexico barge drilling operations. Operationally, we exceeded the level of overall performance that we had targeted for 2011, which is reflected in many of the compensation decisions reached by the Committee. Despite our excellent operational performance in 2011, construction and commissioning delays on our two new-build Alaskan Arctic Drilling Units (AADU) resulted in a significant non-cash impairment charge that resulted in an overall reported net loss for 2011. This impairment charge is also reflected in some of the compensation-related decisions reached by the Committee.

The 2011 highlights include:

•	Our total stockholder return (as measured by stock price performance) for fiscal year 2011 ranked highest among our group of peer companies.

•

We increased overall adjusted EBITDA, excluding non-routine items, from $163.4 million in 2010 to $242.6 million in 2011. For more information on adjusted EBITDA and non-routine items, refer to our earnings release contained in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on February 23, 2012.

•	Our Rental Tools business generated a 37% increase in revenues and a 44% increase in operating gross margin, excluding depreciation and amortization.

•	Our U.S. Barge Drilling business generated a 45% increase in revenues and a 155% increase in operating gross margin, excluding depreciation and amortization.

•	The U.S. Barge Drilling business also maintained its position as the leading drilling contractor in the U.S. Gulf of Mexico barge drilling market, based on the number of barge rigs working.

•

Construction and commissioning delays on our two new-build Alaskan Arctic Drilling Units (AADU) resulted in a significant non-cash impairment charge that resulted in an overall reported net loss for 2011.

•	Our Technical Services business segment remained fairly steady, providing reliable revenues and cash flow.

•

Our safety performance for 2011 again placed us as an industry leader in that area. Our Total Recordable Incident Rate was 40 percent better than the industry average reported by the International Association of Drilling Contractors.

The Company’s results for 2011 included a net loss of $50.5 million on revenues of $686.6 million, compared with a net loss of $14.5 million on revenues of $659.5 million for 2010. Earnings for 2011 were impacted significantly by the AADU impairment charge and other non-routine items. Excluding these items, the Company generated 2011 net income of $62.9 million compared with similarly adjusted 2010 net income of $8.6 million.

Below are highlights of some of the compensation-related decisions implemented for 2011.

•

The Company amended the Executive Chairman’s employment agreement to reduce his overall compensation by lowering his base salary from $637,300 to $425,000, which automatically resulted in lower target annual bonuses and equity grants. This reduction was made to better reflect the allocation of responsibilities between the Executive Chairman and the Chief Executive Officer, as those positions were separated in late 2009. The modification to the Executive Chairman’s agreement provided no new or additional benefits to the Executive Chairman.

•

As part of our normal annual long-term incentive grant cycle, the Committee approved grants to our NEOs totaling 392,498 restricted stock units having a grant date total fair value of $2,107,714 and performance-based awards (“performance-based units”) valued at $3,406,875. The grants of performance-based units comprised approximately 63% of the total long-term incentive award and can only be earned based on achievement against pre-established long-term performance measures.

•

The Committee approved annual incentive bonuses for the executive officers for the year 2011 at varying percentages of target, reflecting not only overall mixed results for the Company, but individual performance over the year.

•

Following our 2011 Annual Meeting, the Committee considered the results of the advisory vote on the proposal relating to the compensation of our executive officers and made no changes given that the proposal received the affirmative vote of 80% of the shares voted. Additionally, the Company decided to hold an advisory vote on the compensation of the Company’s named executive officers annually until the next stockholder vote on the frequency of say–on–pay votes is required.

Administration

Role of the Committee

Our executive compensation program is administered by the Committee in accordance with the Committee’s charter and other corporate governance requirements of the SEC and the NYSE. In designing our compensation programs and making decisions on individual executive compensation, the Committee periodically reviews and considers the following information and factors:

•	the Company’s executive compensation philosophy, policies and objectives, including the rationale underlying each element of executive compensation;

•	tally sheets and mockups of executive compensation tables (which will ultimately be incorporated into the Proxy Statement) containing the following information with respect to each executive officer:

o	total compensation and the components thereof (base salary, annual incentive bonus, long-term incentive compensation, stock options and other stock grants),

o	future compensation including, without limitation, long-term incentive plans,

o	post-termination compensation,

o	perquisites, and

o	certain elements of past compensation;

•	benefit programs;

•	the relative pay relationships within the Leadership Team;

•	job performance, responsibilities and experience of each executive officer;

•	competitive issues relevant to recruiting and retaining executive officers, including the compensation policies and practices of our peers; and

•	the potential for behavioral or other risks associated with the incentive plan design or operation.

Based on the above review and analysis, in 2011 the Committee reviewed, but did not recommend changes to the base salaries for the CEO. The committee did, however, recommend base salary changes for the Executive Chairman, the CFO and the General Counsel. The Executive Chairman’s salary was reduced by 33.3% reflecting a reduction in responsibilities as a result of the promotion of the CEO, while the salaries of the CFO and the General Counsel were increased by 2.0% and 4.7%, respectively.

As further described below, the Committee considered and approved annual incentive bonuses for certain executive officers for the year 2011 and paid in 2012. The Committee also considered and approved awards of restricted stock units for 2011.

Role of the Independent Compensation Consultant

The Committee engaged Pearl Meyer & Partners (PM&P) as its independent advisor to advise the Committee on certain compensation issues from time to time as discussed below. The Committee considers PM&P to be independent based on the following factors:

•	the Committee has the sole ability to engage and terminate PM&P;

•

except with respect to the limited work described below, PM&P receives all of its assignments with regard to executive compensation matters directly from the Committee (or the Corporate Governance Committee with respect to assignments relating to non-employee director compensation); and

•

PM&P has performed only limited work for management principally as a result of its extensive database for the industry and its published industry- specific compensation surveys, for which it receives compensation of less than $20,000 per year and which it routinely reports to the Committee.

During 2011, PM&P provided the following compensation consulting services:

•	Compiled marketplace compensation data to assist the Committee in establishing executive compensation for our Executive Chairman, our CEO and our other NEOs;

•	Assisted the Company in the performance outcomes and the general assessment of the potential impact on the market competitiveness of our annual Incentive Plan and Long-Term Incentive Plans;

•	Reviewed potential cost implications of select NEO employment contract terms; and

•

Provided ongoing support and advice to the Committee on other subjects impacting NEO compensation, including the design of the annual incentive program, updates on trends in the marketplace, and the analysis of legislative and regulatory developments.

Roles of Executives in Establishing Compensation

The CEO plays a key role in determining executive compensation for the other executive officers, excluding the Executive Chairman. The CEO attends the meetings of the Committee regarding executive compensation and discusses his recommendations with the Committee, including his evaluation of the performance of executives based on his direct involvement with such executives. Likewise, the Executive Chairman attends the meetings of the Committee regarding executive compensation and discusses his recommendations with the Committee, including his evaluation of the CEO. These recommendations are considered by the Committee, along with other relevant data from PM&P, in determining its recommendations regarding the base salary and other compensation for such executive officers. Neither our Executive Chairman nor our CEO makes recommendations regarding his own compensation. The Committee evaluates such executives’ performance and compensation in an executive session that excludes any individual whose compensation is being discussed.

Benchmarking

In order to analyze the pay practices within our industry, we examine those of a group of companies we consider to be our peers - that is, companies comparable in terms of size, industry and market cycle. We use this peer group for benchmarking as one of several tools in determining appropriate base salaries, annual incentives, long-term incentives and other financial benefits that comprise the total compensation for our executive officers. Compensation data gathered from the SEC filings of our peers is used to benchmark those of our NEOs who have an appropriate match in terms of job function and scope of responsibility. We supplement publicly available proxy data with compensation data from both general and industry-specific surveys. We feel that blending proxy data with survey data provides the Committee with the necessary information to understand the market.

While we believe that competitiveness is a key element in obtaining and retaining quality personnel, there are limitations on comparative pay information in regard to establishing individual executive compensation, including difficulty in comparing equity gains and other compensation. Therefore, the Committee exercises discretion as to the nature and extent of its use of benchmarking data. While we generally target the market median for each element of executive pay, our goal is to use this data as a market guideline rather than a narrow competitive target. This allows us to respond better to changing roles within benchmarked positions and changing business conditions, and to manage compensation more evenly over a career.

Benchmarking data is utilized as a reference point for the Committee’s determinations regarding appropriate compensation, considering all the relevant factors and circumstances, including a review of historic increases in compensation, assessing internal pay equity and monitoring how well current executive compensation programs are achieving the goals of the Company’s compensation philosophy.

The Committee, relying on input from senior management and PM&P, periodically reviews the composition of the peer group to ensure it is appropriate for comparative purposes. The following list of peer companies was used by the Committee during 2011 (collectively, the “Peer Group”):

Peer Company		FY 2010 Revenues ($MM)	Dec 2011 Market Cap ($MM)
NBR	Nabors Industries Ltd.	4,174.63	4,985.39
HP	Helmerich & Payne	2,073.56	6,249.54
PDS	Precision Drilling Corp.	1,428.37	2,832.36
KEG	Key Energy Services Inc.	1,153.68	2,332.03
TTI	TETRA Technologies Inc.	872.68	721.56
BAS	Basic Energy Services Inc.	728.24	837.25
HERO	Hercules Offshore Inc.	632.32	612.24
DRQ	Dril-Quip Inc.	566.25	2,636.75
PDC	Pioneer Drilling Co.	487.21	596.62
VTG	Vantage Drilling Co.	278.40	337.22
UDRL	Union Drilling Inc.	192.54	144.71
	75th Percentile	1,291.03	2,734.56
	MEDIAN	728.24	837.25
	25th Percentile	526.73	604.43
PKD	PARKER DRILLING COMPANY	659.47	839.23

   Source: Standard & Poor’s Research Insight Database

For the reasons that follow, the Committee believes these companies were appropriate peers for the Committee to use for comparative purposes in designing the executive compensation programs:

•	Each was a direct competitor for drilling business and/or management personnel.

•	Each was considered a peer company by certain industry analysts who specialize in tracking the oil and gas drilling industry.

•	Each was perceived as generally comparable by the stockholder community based on similarities in the nature of the business, customers and business cycles.

•	Each faced similar financial challenges and risks.

•

Each was within an acceptable range of size in terms of revenue and market capitalization – although revenues are the measure of financial size on which we generally place the greatest emphasis for benchmarking purposes.

In evaluating the data from peer companies, the Committee takes into account differences in the size of individual peer companies by using size-adjusted data provided by PM&P as part of its comparative analysis. The Committee uses the size-adjusted data as a basis to include both smaller and larger companies in the Peer Group, similar to the method used by the investment community and by Institutional Shareholder Services in comparing us to other companies. The Committee, in monitoring the peer industry practices, may, over time, make slight modifications to the Peer Group as our size or the size of our peers change, new competitors emerge, or consolidation occurs within the drilling industry. The Committee will continue to monitor the appropriateness of the Peer Group with the primary objective of utilizing a Peer Group that provides the most appropriate reference point for the Company as part of the Committee’s competitiveness evaluation.

Tally Sheets/Compensation Tables

The Committee periodically reviews data compiled by the Company and PM&P that provides the Committee with comprehensive information regarding all the elements of actual and potential future compensation that comprise the total compensation package of each executive officer. Such information may be compiled in tally sheets or in the form of draft mockups of executive compensation tables that are later finalized and incorporated into the executive compensation tables in this Proxy Statement. The tally sheets and draft mockups also show the Committee the total dollar amount of each element of the executive officer’s compensation, including cash compensation (base salary and annual incentive compensation), equity awards, benefits and perquisites. Additionally, this draft presentation of the compensation components allows the Committee to see the potential restricted stock unit grants (minimum, target/budget and maximum) from long-term incentive plans, and the potential payouts in post-termination and change-of-control situations pursuant to provisions contained in the employment agreements of the executive officers. The tally sheets or mockups of executive compensation tables provide the Committee with all the relevant information necessary to determine whether the balance between long- and short-term compensation, as well as fixed and variable compensation, is consistent with the overall compensation philosophy of the Company. This information is also used in the Committee’s analysis of each element that comprises the total direct compensation to ensure that the total compensation package for each executive officer is appropriate considering all relevant factors and circumstances.

Risk Management

Several elements of our executive compensation program are designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive or unnecessary risk. We have reviewed whether the company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company, and have determined that there are no such material risks present. This risk review covered our compensation-related programs described below, and included the component parts of the programs and any potential adverse interactions among the programs. Risk mitigation practices include, among other things, the following:

•

compensation program designed to provide a balanced mix of cash and equity, and annual and long-term incentives and performance metrics (including return on capital employed and total stockholder return);

•	three-year rolling performance periods and long-term stock-based incentive compensation to reward performance over a sustained period of time to prevent excessive risk taking;

•	a cap on maximum bonuses paid under our annual cash incentive program at 200% of the target bonus;

•	stock ownership guidelines that place our executive officers and directors at risk of losing significant capital if the Company were exposed to inappropriate or unnecessary risks;

•

claw-back provisions in employment contracts, whereby the Committee can seek reimbursement of a previously-paid annual bonus in cases where the Committee has determined that an executive engaged in certain misconduct; and

•	significant Committee discretion to adjust final awards to allow the Committee to mitigate perceived risks.

Relative Size of Major Compensation Elements

When establishing or recommending executive compensation, the Committee considers total compensation payable to an executive officer, forms in which the compensation will be paid, benchmarking data, risk mitigation considerations, and past compensation. The Committee generally seeks to target a balance between annual cash rewards, including base salary and annual incentive compensation (which is dependent on short-term performance), and long-term incentive compensation designed to retain executives and ensure that a significant portion of the total executive compensation is aligned with stockholder interests. The mix of pay actually provided depends in part on achievement of Company performance goals (absolute and relative to our peers) and individual performance goals.

The percentage of compensation that is contingent, or “at risk,” typically increases in relation to an executive officer’s responsibilities within the Company. Contingent performance-based incentive compensation for more-senior executive officers constitutes a greater percentage of total compensation than for less-senior executive officers. See “Mix and Allocation of Compensation Components” in the “Compensation Program Design” section below.

Taken as a whole, our executive compensation program is designed so that the individual target compensation level rises as responsibility increases, with the portion of performance-based compensation rising as a percentage of total targeted compensation. One result of this structure is that an executive’s actual total compensation, as a multiple of the total compensation of his or her subordinates, will increase in periods of above-target performance and decrease in times of below-target performance.

Compensation Program Components

Overview

The total compensation package for the executive officers generally consists of a mix of:

•	base salary,

•	annual incentive compensation,

•	long-term incentive compensation,

•	employee benefits and perquisites, and

•	certain benefits originating from termination.

We have chosen these elements, all of which are commonly provided by other companies included in our Peer Group, in order to support our executive compensation philosophy (i.e., to remain competitive in attracting and retaining executive talent, to drive performance against short- and long-term goals, and to promote alignment with stockholders). We pay base salary at a level we believe is sufficient to be competitive, and generally target the market median as reported to the Committee by PM&P. We also provide our executives employee benefits that are provided to our employees generally, such as medical, life, disability and travel accident insurance, as well as participation in our 401(k) plan.

In addition to base salary and benefits, we provide additional compensation, a significant portion of which is performance-based variable compensation. Further information on the relative size of the different elements of compensation is contained in this discussion under “Relative Size of Major Compensation Elements” above. We believe that a mix of fixed and variable compensation will motivate our executives to achieve our business goals and thereby increase stockholder value.

Mix and Allocation of Compensation Components

The targeted mix of total direct compensation (base salary, plus annual incentive compensation, plus the fair value of long-term incentive awards on the date granted) varies by executive, as shown in the charts below. The targeted and actual mix may shift from year to year based on the composition and number of the executives and actual performance, as demonstrated below for the year 2011:

Pay Mix

2011 Target	2011 Target

Base Salary

We review base salaries annually and target base compensation at or near the median base salary of the market, but we may exercise discretion to deviate from market-median practices for individual circumstances as we deem appropriate to achieve the Company’s compensation and retention goals. In making our adjustments to base salary, we also consider past compensation paid to each executive as well as their time in position, performance, responsibilities and experience. The 2011 base salaries for our NEOs are reported in the Summary Compensation Table which follows this CD&A.

Annual Incentive Compensation Plan (the “ICP”)

The ICP is the short-term incentive compensation element of our compensation program awarded on an annual basis. It is a cash-based performance incentive program designed to motivate and reward our executive officers as well as other employees for their contributions to achieving annual business goals that we believe create stockholder value.

Under the ICP, actual performance is compared against a scorecard of specific performance measures and associated targets approved by the Committee each year. The results of this comparison dictate the ultimate amount of the payout for each individual. The ICP includes a clawback provision that allows the Committee to exclude an executive from participating in the ICP or to seek reimbursement of a previously paid ICP bonus in cases where it was determined that the executive engaged in certain misconduct, as defined in the ICP.

2011 ICP

In early 2011, the Committee reviewed and approved each performance metric and its related performance measure targets for the 2011 ICP. The performance metrics were developed in alignment with the Company’s strategic plans and the 2011 budget (which was approved by the Board). The payout of the ICP could range from zero to a maximum payout amount for each executive. Among our NEOs, the maximum potential payout amounts for 2011 are expressed as a percentage of base salary and are as follows: 200% for the Executive Chairman and the CEO, 150% for senior vice presidents and 100% for other vice presidents.

Name	Target Award Opportunity (% of Salary)	Maximum Award Opportunity (% of Salary)	FY 2011 Opportunity
			Target Award Opportunity ($)	Maximum Award Opportunity ($)
Mr. Parker, Executive Chairman	100%	200%	469,910	939,820
Mr. Mannon, CEO	100%	200%	630,000	1,260,000
Mr. Brassfield, SVP & CFO	75%	150%	233,708	467,416
Mr. Duplantier, VP	50%	100%	152,315	304,630
Mr. Agnew, VP	50%	100%	140,000	280,000

The target payout for any performance metric is based on a budgeted factor. The “minimum,” “target/budget” and “maximum” payouts for 2011 under the ICP are provided in the table titled: “2011 Grants of Plan-Based Awards Table” found on page 47 of this Proxy Statement. To align the executives’ performance with the interests of our stockholders, each performance metric is weighted relative to its potential impact on the performance of the Company. For each of the NEOs, the ICP payout in 2011 was based on achievement of weighted performance metrics that are closely aligned with our stockholders’ interest, individual performance and Committee discretion.

Performance Measure	Percent of Total Bonus Determination (Weight)	Measurement Indicator
EBITDA (Earnings before interest, taxes, depreciation & amortization)	24%	Measures operating cash flow
Net Cash Flow	20%	Shows cash management effectiveness
Controlling General & Administrative Costs	8%	Shows cost management effectiveness
Safety Performance	8%	A measurement important to management, our customers and the families of our employees
Individual Performance	40%	Measures individual accomplishment of performance goals and other contributions to the Company

TOTAL	100%

In addition to the performance metrics described above, two negative performance metrics were built into the 2011 ICP. The negative performance metrics were not weighted and include (i) the occurrence of an event that could have resulted in a catastrophic loss to property or people (5% deduction to payouts) and (ii) the failure rate of testing of internal controls pursuant to SOX in excess of a certain threshold (5% deduction to payouts). These negative performance metrics were included not only because they represent management’s attention to safety and to the integrity of our financial statements, but also because management and the Board believe there is a direct correlation between the Company’s performance and safety and financial integrity. As a result, these metrics have a direct impact on stockholder value. If any negative performance metric is triggered, the result would be an automatic decrease in total payout of 5% per triggered metric. Additional reductions could be made at the Committee’s discretion.

A performance index, or multiplier, is determined based on the results for each performance metric. For example, a performance index of 1.0 for the executive officers means that the Company achieved the target goal for such performance metric. The performance index is then weighted by multiplying the performance index by the weighting factor assigned to the performance metric in the table below. The weighted performance indices are then added, with the sum representing the overall performance index used to calculate the payment to the individual executive, subject to the Committee applying discretion to adjust the payment based on factors it determines are appropriate. The performance metrics, weighting factors, performance measure targets for the ICP, and the actual results for 2011 are set forth below:

	2011 Performance Metrics				Performance Results
	Min	Target	Max	2011 Results	Perfor- mance Index	Perfor- mance Index (weighted)

EBITDA ($MM)
Drilling Operations	68.6	89.4	112.2	86.0	0.92	14%
Rental Tools	90.1	117.4	147.4	149.9	2.00	10%

Net Cash Flow
Drilling Operations	(51.0)	(41.4)	(30.8)	(1.6)	2.00	12%
Rental Tools	19.0	24.8	31.1	35.2	2.00	8%

Controllable G & A ($)	56.3	51.2	46.1	49.9	1.26	8%

Safety (TIRR)	1.05	0.80	0.70	0.67	2.00	8%

SOX Deficiencies					0%

Potential Catastrophic Incidents					0%

Final non-individual related performance index					1.65	60%

Performance below the minimum threshold results in a zero performance index for that particular element. The final performance index is then multiplied by each executive officer’s base salary and by 0.60 to establish that part of the payout that is based on company results. After applying the financial results and other performance results of the Company for 2011 to the scorecard, the Committee determined that the non-individual-related performance index was 1.65.

The Committee also reviewed individual NEO performance for 2011 and the CEO’s recommendations regarding individual performance factors, and applied its discretion in determining final ICP payouts. Specifically, the Committee decided to award Messrs. Brassfield, Duplantier and Agnew an ICP payout despite the Company’s net operating loss in 2011. Such loss was primarily due to the AADU impairment charge, which the Company was required to recognize after engineering complexities from these unique drilling rigs caused schedule delays and cost increases in the project. Given that the engineering design either was prior to such individuals’ service with the Company or was unrelated to such individuals’ principal duties and responsibilities, the Committee determined it would be inappropriate to penalize such individuals for the AADU impairment charge. Thus, the Committee determined it would be inappropriate to negatively impact Messrs. Duplantier and Agnew for the AADU impairment charge; that the 2011 performance of Messrs. Brassfield, Duplantier and Agnew warranted an ICP award; and that such individuals are an important part of the Company’s future management. The actual payouts for the NEOs for 2011 are shown in the table below and included in the Summary Compensation Table immediately following this CD&A.

2011 Individual ICP Award Calculations

Executive	FY 2011 Target Award Opportunity (% of Salary)	X	FY 2011 Salary ($)	X	Actual Award (% of target)	=	Actual Award ($)
Mr. Parker	100%		$471,659		0%		$0
Mr. Mannon	100%		$630,000		0%		$0
Mr. Brassfield	75%		$311,915		43%		$100,000
Mr. Duplantier	50%		$304,781		113%		$211,717
Mr. Agnew	50%		$280,000		113%		$194,600

2010 Long-Term Incentive Plan

Our 2010 Long-Term Incentive Plan approved by the stockholders in May 2010 allows for the granting of long-term incentive awards in the form of cash, stock options, restricted stock and/or stock appreciation rights. The awards can be based on any one or more of a number of performance criteria, including profits; profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity, investment or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital or investments); earnings (including, but not limited to, total stockholder return, earnings per share or earnings before or after taxes); net sales growth; net earnings or income (before or after taxes, interest, depreciation and/or amortization); gross operating or net profit margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); turnover of assets, capital or inventory; expense targets; margins; measures of health, safety or environmental performance; operating efficiency; customer service or satisfaction; market share; and credit quality and working capital targets. All of these performance criteria are referenced in the 2010 Plan. We choose from among these criteria the specific metrics that are appropriate for Peer Group comparisons and that we judge will result in management of the business over a multi-year period in a manner that increases stockholder value.

The Committee believes that the interests of our stockholders are best served when a significant percentage of our executives’ compensation is comprised of equity-based and other long-term incentives that appreciate in value upon increases in the share price of our Common Stock and other indicators that reflect improvements in business fundamentals relative to our peers. We also intend for our equity-based incentive awards to act as a retention tool for our executives, especially through the use of time-vesting conditions on some equity awards. Consistent with our compensation philosophy, the Committee seeks to target equity-based and long-term incentive awards which generally reflect the market-median value of annual stock awards.

2011 Long-Term Incentive Program

After due consideration and pursuant to its authorization under the 2010 Plan, during 2011 the Committee approved the establishment of a three-year incentive award program (“2011 LT Incentive Program”). The 2011 LT Incentive Program is a sub-plan of the 2010 Plan. PM&P assisted the Committee in the formulation of the 2011 LT Incentive Program, including developing relative performance measure targets to determine ultimate payouts, as well as reviewing and structuring the allocation of payout between time-based restricted stock units and performance-based units. The primary goals of the 2011 LT Incentive Program are to (1) incentivize top management to make good long-term decisions, (2) obtain and retain executives and (3) align management’s compensation with stockholders’ interests.

Under the 2011 LT Incentive Program, the executive officers and certain key personnel may earn awards which are allocated as follows: (i) 1/3 of the total target grant will be in time-based restricted stock unit awards and (ii) 2/3 of the total target grant will be granted in performance-based units tied to performance targets established at the commencement of the performance period (1/2 of which are weighted based on total stockholder return (“TSR”) relative to the Peer Group and the other half is based on Return on Capital Employed (“ROCE”) relative to the Peer Group). The Committee retains the discretion to adjust the final awards up or down by 20% and the discretion to pay out the performance-based units in cash or shares of stock.

Parker’s performance will be ranked within the Peer Group resulting in the application of a single multiplier to the target award value under each performance measure. In order for performance-based units to be earned at the end of a performance period, the minimum performance goals must be met as outlined in the tables that follow. These tables demonstrate that if the performance falls within the pre-established goal ranges, the number of shares or cash value awarded will range from 0.25X to 2.0X of the target award. If the minimum performance goals are not met, no performance-based units will vest.

The performance multipliers as compared to the Peer Group used under the 2011 LT Incentive Program are as follows:

Company’s Rank Against Peers TSR or ROCE	Multiplier Applied to Each Portion of Award
1	2.00
2	1.75
3	1.45
4	1.20
5	1.00
6	0.75
7	0.50
8*	0.25*
9	0.00
10	0.00
* Minimum performance goal

If a peer company ceases to be publicly traded, undergoes a business combination or files for bankruptcy, it will be excluded from the matrix above and the multiplier will be adjusted accordingly.

It is the intent of the Committee that long-term compensation programs like the 2011 LT Incentive Program will substantially replace the traditional grants of stock options or restricted stock for executive officers, subject to exceptional circumstances where a unique award is appropriate to attract or retain key personnel. These awards also provide an opportunity for increased equity ownership by the executives to further the link between the creation of stockholder value and long-term incentive compensation and aligning the interests of the two groups.

Similar to the ICP, the 2011 LT Incentive Program is consistent with the Company’s philosophy of tying a significant portion of each executive’s compensation to performance, thereby strengthening the link between executive compensation and stockholder interests. This plan differs from the ICP in that it also provides long-term retention benefits because the executive officers must remain in the employ of the Company for three years from the grant date of the awards in order to receive the full benefit, subject to certain exceptions.

Generally, performance-based units and time-based restricted stock unit grants will be forfeited if they are not vested prior to the date the executive officer terminates his employment, except in the cases of involuntary termination without cause, retirement, termination due to death or disability, and termination without cause following a change in control. Subject to the Committee’s discretion, grants under the 2011 LT Incentive Program will be forfeited if the executive’s employment is terminated prior to the end of the Performance Period, except in the following situations:

•	death or disability would result in 100% immediate vesting of all time-based restricted stock units and 100% immediate vesting of all performance-based units at a 1.0 multiplier level;

•	retirement would result in a pro-rata vesting of time-based restricted stock units and forfeiture of outstanding performance-based units;

•

involuntary termination without cause (other than within 2 years following a change in control) would result in a pro-rata vesting of time-based restricted stock units and forfeiture of outstanding performance-based units; and

•

involuntary termination without cause within 2 years following a change in control would result in 100% immediate vesting of all time-based restricted stock and 100% immediate vesting of all performance-based units at a 1.0 multiplier level.

In March 2011, the Committee reviewed and considered recommended awards under the 2011 LT Incentive Program for each of the executive officers and approved long-term incentive awards in the amounts recommended. Two-thirds of the awards were granted as performance-based units with the payout based on the Company’s relative TSR and ROCE over the three-year performance period of 2011-2013. The payout may be made in cash, stock or a combination of cash and stock. The other 1/3 of the award was granted as time-vested restricted stock units.

2009 Long-Term Incentive Program Award

In March of 2010 the Committee granted awards under the Parker Drilling Company 2009 Long Term Incentive Program (“2009 LT Incentive Program”). The awards were originally intended to be part of our normal annual grant cycle in 2009. However, due to dilution concerns based on stock price and available remaining shares under the 2005 Plan those awards were delayed until 2010. Two-thirds of the awards were granted as performance-based units, with the payout based on the Company’s relative TSR and ROCE over the three-year performance period of 2009-2011. The other 1/3 of the awards was granted as time-vested restricted stock units. The performance-based units vested on December 31, 2011 and were paid out in a combination of 60% stock and 40% cash. The units were paid at 82.5% of target, reflecting a relative TSR payout factor of 1.40 and an ROCE payout factor of 0.25 for the three-year performance period.

Stock Ownership Guidelines

Our Board believes that all non-employee directors and certain executive officers should own and hold Common Stock of the Company to further align their interests and actions with the interests of the Company’s stockholders. Therefore, the Board has adopted stock ownership guidelines that require each non-employee director to achieve ownership of a number of qualifying shares (as defined in the stock ownership guidelines) with a market value equal to a multiple of 5 times the director’s annual cash retainer.

Ownership requirements have also been established for the Company’s executives. Each covered executive (as defined in the stock ownership guidelines) is required to achieve ownership of a number of qualifying shares with a market value equal to a multiple of the executive’s annual base salary, as follows:

(a) executive vice presidents and higher are subject to a multiple of 5 times annual base salary; (b) senior vice presidents are subject to a multiple of 3 times annual base salary; (c) vice presidents are subject to a multiple of 2 times annual base salary; and (iv) all other covered executives are subject to a multiple of 1 times annual base salary. The ownership guidelines are phased in over a five-year period from December 31, 2009 or from the date the director or officer was appointed or elected to the respective position. Once the officer or director achieves the required stock ownership level based on market value, the ownership requirement becomes fixed at the number of shares owned at that time, regardless of subsequent fluctuations in the market price of the Company’s stock.

Perquisites and Other Personal Benefits

Consistent with our compensation philosophy, we provide certain perquisites to our executive officers which the Company and the Committee believe are reasonable and which better enable the Company to attract and retain employees for key positions. The Committee periodically reviews the levels of perquisites provided to the NEOs.

Certain of the executive officers are provided with a car allowance, life insurance, club dues and home use of computer equipment. Personal use of corporate aircraft by the Executive Chairman, CEO and other senior managers is permitted, subject to the Company’s Corporate Aircraft Policy. Under the policy, personal use of corporate aircraft by persons other than the Executive Chairman and the CEO requires approval of the CEO. Business use of corporate aircraft is given priority over personal use in all instances. Executives using company-owned aircraft for personal matters are imputed taxable income in accordance with the rules of the Internal Revenue Service. The Company does not provide additional payments to cover taxes on income attributed to the individual based on use of corporate aircraft.

Specific information regarding these perquisites and the incremental cost to the Company for providing these perquisites are set forth in the Summary Compensation Table and in the footnotes on page 46 of this Proxy Statement.

Impact of Accounting and Tax Treatments

Section 162(m) of the Code limits corporate tax deductions for certain executive compensation over $1 million. Certain types of performance-based compensation are excluded from this limitation only if performance criteria for a particular award are specified in detail within specified time periods with respect to each year and stockholders have approved the criteria. While the restricted stock grants to the executives in recent years have a material performance-based component, these awards do not qualify as performance-based under Section 162(m). The Committee remains aware of these provisions and in the future will continue to assess the applicability of these provisions to future grants under the 2010 Plan.

Post-Termination Benefits

General Policy and Practices – Severance and Change in Control

The Company has entered into employment agreements with its executive officers which provide for the payment of severance and other post-termination benefits upon the occurrence of specified events, including termination of employment (with and without good reason or cause) and a change in control of the Company. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “Potential Payments Upon Termination” beginning on page 53 of this Proxy Statement.

The terms of the employment agreements for the Executive Chairman and the CEO were based primarily on the key terms contained in the employment agreements of our peer companies. Although peer comparisons were a factor in negotiating employment agreements with our other executive officers, a significant factor in the negotiation of termination of employment provisions included in their employment agreements was the provision of a fixed amount of compensation intended to offset any potential loss of compensation from leaving their prior employers or from choosing the Company’s offer of employment over other employment opportunities. As part of the analysis conducted when negotiating, the Committee weighs the aggregate potential obligations of the Company that would result from hiring the executive against the potential value created by adding the executive to our management team.

Actions in 2008 and 2009

In 2008, the Committee analyzed the termination and change in control provisions of the employment agreements for the purpose of determining whether or not these provisions are necessary and appropriate for the executive officers under the present circumstances of each executive officer and the competitive environment of the Company. As part of this analysis, the Committee considered information provided by the Company and PM&P, as described above, as well as the total amount of compensation that would be payable to each executive officer in a change in control situation. In addition, the Committee considered the report of PM&P, which provided a synopsis of both the institutional perspectives of such payments and the continuing related practices of peer companies. The PMP report indicated that a significant majority of peer companies had similar agreements with executive officers regarding termination and change in control events.

In connection with that review, the succession of Mr. Mannon to the office of CEO and the appointment of Mr. Parker Jr. as our Executive Chairman in 2009, the Company entered into new employment agreements with each of Mr. Mannon and Mr. Parker Jr. providing that any severance payments would be subject to forfeiture if the non-competition, non-recruitment or non-solicitation covenants in their employment agreements were violated or if the Company learns of facts that would have resulted in a termination for cause. All of our executive employment agreements contain identical forfeiture provisions.

Actions in 2012

On March 6, 2012 the Company announced that Mr. Mannon would leave the Company, effective March 9, 2012 and that Mr. Parker Jr. would resume the duties of president and chief executive officer of the Company and would continue to serve as executive chairman, while the Company continues its search for Mr. Mannon’s permanent replacement. Mr. Mannon also stepped down on March 9 from his position as a member of the Company’s Board of Directors.

In connection with Mr. Mannon’s departure, he and the Company entered into a separation agreement pursuant to which Mr. Mannon would receive the following amounts, all of which would have been payable to Mr. Mannon had he resigned from the Company in the 10-day period following the expiration of his employment agreement on April 30, 2012:

•	a lump-sum cash severance of $1,260,000;

•	his base salary through April 30, 2012; and

•	medical insurance coverage for Mr. Mannon and his covered dependents until April 30, 2013, followed by 18 months of COBRA coverage at his expense.

The Board determined that it was in the best interests of the Company for Mr. Parker Jr. to immediately resume the role of president and chief executive officer on an interim basis while the Company conducts a search for Mr. Mannon’s permanent replacement, rather than have Mr. Mannon serve the remaining term of his employment agreement during such search. To facilitate this transition, the Company also agreed to compensate Mr. Mannon for his accrued but unused vacation time in accordance with the Company’s customary policy for all employees, to make an additional cash payment of $100,000 to Mr. Mannon, and to vest only a pro-rata portion of his 2010 and 2011 restricted unit awards that would otherwise not have vested until 2013 and 2014. In total, the amounts provided were significantly less than Mr. Mannon would have been entitled to had he exercised his right to terminate his employment for “good reason”.

In connection with his appointment as president and chief executive officer, the Company and Mr. Parker Jr. entered into an amendment to his employment agreement, pursuant to which:

•	Mr. Parker Jr.’s annual base salary was restored to $637,630;

•	the Company agreed to vest a pro-rata portion of Mr. Parker’s performance-based incentive awards upon any termination of Mr. Parker Jr.’s employment; and

•	the obligation of the Company to make payments to Mr. Parker Jr. as a gross-up for excise taxes as a result of the application of Section 280G of the Internal Revenue Code was eliminated.

In addition, in consideration for Mr. Parker Jr.’s decision to resume the duties of president and chief executive officer, the Company agreed to make a cash payment to Mr. Parker Jr. of $100,000.

Effective as of March 7, 2012, the Board promoted Jon-Al Duplantier to the position of Senior Vice President and General Counsel of the Company, and the Compensation Committee approved an increase of Mr. Duplantier’s base salary to $329,365, an increase in the multiplier for determining payments upon a change of control to 3 times his highest base salary and bonus in the last three years, an increase in the multiplier for his long-term incentive plan target award to 1.85 times his base salary and an increase in his incentive compensation plan target award to 75% of his base salary.

As a result of Mr. Mannon’s departure and amendments to Mr. Parker Jr.’s employment agreement, none of the employment agreements between the Company and its officers provides for a gross-up in the event the officer is entitled to benefits which constitute parachute payments subject to an excise tax under the Internal Revenue Code.

The Company and the Committee believe that the terms and conditions of the employment agreements with the executives are reasonable and will help the Company retain the talent needed to achieve the objectives of our strategic plan. In particular, the severance agreements, in the event of a change in control, will allow our executives to focus their attention on the performance of their duty to act in the best interests of the stockholders without being concerned about their job security. We believe this is instrumental in promoting continuity of senior management.

Compensation-Related Policies

As noted above, the 2010 Plan authorizes the granting of traditional awards of stock options and restricted stock in addition to the annual incentive cash compensation plan and the long-term incentive equity plans described above. The Committee has adopted a general practice, in line with its competitive markets, that restricted stock unit and performance unit awards are preferred over stock options. Accordingly, since 2002, stock option grants to executive officers generally have been made only in connection with the hiring of executive officers. No stock option grants were made in 2011. Because stock option grants under the 2010 Plan are used primarily for new hires, the Company has not established a policy regarding the timing of stock option grants. Full value restricted stock and restricted stock units will continue to be a significant component of the equity grants due to the following: 1) the additional amount of share usage required with options, and 2) the wide-spread industry practice of granting full value shares down to key management and employees within the organization.

In certain instances, the Committee and management have determined it is appropriate to have a formal policy regarding certain compensation matters. For example, in early 2007 the Board adopted, based on the recommendation of the Committee, with input from PM&P and Company benefits counsel, a formal policy on the use of corporate aircraft.

COMPENSATION COMMITTEE REPORT

The Committee of the Company has reviewed and discussed the CD&A as required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

R. Rudolph Reinfrank, Chairman

John W. Gibson Jr.

Robert E. McKee III

Robert W. Goldman

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or earned by the principal executive officer (“PEO”), the principal financial officer (“PFO”) and the other three most highly compensated executive officers of the Company, other than the PEO and the PFO, for the year ended December 31, 2011. Collectively the officers listed in the following table are referred to as the “Named Executive Officers” or “NEOs.” A description of the material terms of the employment agreements, or termination agreements for the NEOs is found on page 52 of this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Mr. Parker, Jr. – Executive Chairman of the Board	2011	469,910	775,407	989,725	93,456	2,328,498
	2010	637,300	1,933,173	369,634	191,679	3,131,786
	2009	638,817	966,832	319,356	94,214	2,019,218

Mr. Mannon - PEO/President and CEO	2011	630,000	766,525	772,797	27,366	2,196,688
	2010	630,000	1,638,464	365,400	126,611	2,760,475
	2009	524,768	489,384	262,088	642,899	1,919,139

Mr. Brassfield-PFO/Senior Vice President and CFO	2011	311,611	234,341	406,369	28,475	980,796
	2010	305,501	593,883	132,892	28,373	1,060,649
	2009	312,681	352,118	117,255	28,027	810,081

Mr. Duplantier – VP and General Counsel	2011	304,629	169,762	211,717	22,817	708,925
	2010	294,000	737,216	85,259	22,773	1,139,248
	2009	90,462	248,500	22,615	34,281	395,857

Mr. Agnew – VP, Technical Services	2011	280,000	161,680	194,600	39,405	675,685
	2010	21,538	319,500	30,000	—	371,038
	2009	—	—	—	—	—

(1)

The amounts in column (d) reflect restricted stock units granted in each year. The amount reflected for each such award is the grant-date fair value calculated in accordance with applicable accounting standards, which for stock-based awards was calculated using the closing price of our Common Stock on the grant date.

(2)

For Messrs. Parker, Mannon and Brassfield, the amounts in column (e) for 2011 reflect both: (i) cash awards earned by the named individuals under the 2011 ICP, which is discussed in further detail under the heading “Compensation Discussion and Analysis —Compensation Program Components — Annual Incentive Compensation Plan” (the “ICP”) and (ii) payouts of performance-based units granted under the 2009 LTI Program and described in further detail under the heading “Compensation Discussion and Analysis — 2009 Long-Term Incentive Program Award.” The performance-based units are denominated in dollars and are payable in either cash or Common Stock or a combination of cash and Common Stock after the completion of a 3-year performance period. Sixty percent (60%) of the value of the performance-based units were paid in common stock on March 1, 2012. The amounts included in the table represent the cash value of the Committee-approved payouts at 82.5% of target for performance-based units, reflecting outstanding relative total stockholder return and lagging relative ROCE performance versus our peer group over the three-year performance period, 2009-2011. Messrs. Duplantier and Agnew did not participate in the 2009 LT Incentive Program. Consequently, the amounts in column (e) for Messrs. Duplantier and Agnew in all years, and for Messrs. Parker, Mannon and Brassfield in 2009 and 2010, reflect only cash awards earned under the annual ICP.

(3)	The amounts in column (f) include for each NEO the following:
(a)

matching contributions made by the Company to each of the NEOs pursuant to the Stock Bonus Plan (401(k)), which for 2011 were $12,250 for Mr. Parker, $12,250 for Mr. Mannon, $11,659 for Mr. Brassfield, $12,250 for Mr. Duplantier and $12,250 for Mr. Agnew;

(b)	a car allowance, which for 2011 was $12,000 for each of Messrs. Parker, Mannon and Brassfield and $8,400 for Mr. Duplantier;
(c)	club dues, which for 2011 was $4,511 for Mr. Parker, $3,485 for Mr. Mannon, $1,874 for Mr. Brassfield and $1,874 for Mr. Duplantier; and
(d)	the aggregate incremental cost to the Company of the NEO’s personal use, if any, of the Company aircraft;

2011 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Mr. Parker Jr.	n/a	234,955	469,910	939,820	—	—	—	—	—

	03/11/11	313,339	1,253,357	2,506,714	—	—	—	144,396	775,407

Mr. Mannon	n/a	315,000	630,000	1,260,000	—	—	—	—	—

	03/11/11	309,750	1,239,000	2,478,000	—	—	—	142,742	766,525

Mr. Brassfield	n/a	116,854	233,708	467,416	—	—	—	—	—

	03/11/11	94,696	378,784	757,568	—	—	—	43,639	234,341

Mr. Duplantier	n/a	76,158	152,315	304,630	—	—	—	—	—

	03/11/11	68,600	274,400	548,800	—	—	—	31,613	169,762

Mr. Agnew	n/a	70,000	140,000	180,000	—	—	—	—	—

	03/11/11	68,600	261,334	522,668	—	—	—	30,108	161,680

(1)

The amounts shown in columns (c) through (e) reflect potential bonus payouts under the 2011 ICP described in further detail under the heading “Compensation Discussion and Analysis — Compensation Program Components — Annual Incentive Compensation Plan” and potential payouts of performance-based units granted during 2011 under the 2011 LT Incentive Program and described in further detail under the heading “Compensation Discussion and Analysis — Compensation Program Components — 2011 Long-Term Incentive Program.” With respect to potential bonus payouts under the 2011 ICP, the amount in column (c), which is 25% to 50% of base salary, depending on the executive, is the amount that the executive would earn if threshold targets are achieved; the amount in column (d) reflects target bonus amount and is 40% to 100% of base salary, depending on the executive; and the amount in column (e) reflects the maximum possible bonus amount and is 100% to 200% of base salary, depending on the executive. With respect to potential payouts of performance-based units granted in 2011, the amount in column (c), which is 38% to 49% of base salary, depending on the executive, is the amount that the executive would earn if only minimum threshold targets are achieved; the amount in column (d) reflects target bonus amount and is 1.4 to 2.95 times base salary, depending on the executive; and the amount in column (e) reflects the maximum possible bonus amount and is 2.9 to 3.9 times base salary, depending on the executive. The performance-based units are denominated in dollars and are payable in either cash or Common Stock or a combination of cash and Common Stock after the completion of the 2011-2013 performance period. The amount realized at that time will be based on the Compensation Committee’s determination of performance over the applicable 3-year period. Mr. Mannon’s performance-based units granted under the 2011 LT Incentive Program will lapse upon his departure from the Company.

(2)

In March 2011, the Compensation Committee approved restricted stock unit awards to Messrs. Parker, Mannon, Brassfield, Duplantier and Agnew under the 2011 LT Incentive Program. Mr. Parker received 144,396 restricted stock units having a grant date fair value of $775,407. Mr. Mannon received 142,742 restricted stock units having a grant date fair value of $766,525. Mr. Brassfield received 43,639 restricted stock units having a grant date fair value of $234,341. Mr. Duplantier received 31,613 restricted stock units having a grant date fair value of $169,762. Mr. Agnew received 30,108 restricted stock units having a grant date fair value of $161,680. All restricted stock units granted on March 11, 2011 will vest on March 11, 2014, except that upon Mr. Mannon’s termination date of April 30, 2012, 55,511 of his restricted stock units will vest, representing a pro-rata portion of the grant based on the number of months and partial months elapsed since the date of the grant.

(3)	The amounts in this column reflect the grant date fair value of the restricted stock units granted on March 11, 2011 under the 2011 LT Incentive Program.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END TABLE

	Option Awards				Stock Awards

	(b)	(c)	(e)	(f)	(g)	(h)

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Name	Exercisable	Unexercisable

Mr. Parker, Jr. - Chairman of the Board (former CEO)	—	—	—	—	398,091	2,854,312

Mr. Mannon - PEO/President and Chief Executive Officer	—	—	—	—	392,764	2,816,118

Mr. Brassfield -PFO/Senior Vice President and Chief Financial Officer	—	—	—	—	121,045	867,893

Mr. Duplantier - VP and General Counsel	—	—	—	—	123,602	886,226

Mr. Agnew – VP, Technical Services	—	—	—	—	80,108	574,374

(1)	Amounts in column (g) vest as follows:

•	Mr. Parker Jr. – 49,986 vested on March 1, 2012; 153,723 will vest on July 23, 2013; 49,986 will vest on March 1, 2013; and 144,396 will vest on March 11, 2014.

•

Mr. Mannon – 176,564 of Mr. Mannon’s restricted stock units will vest upon his termination date of April 30, 2012, and the balance will be forfeited. The restricted stock units vesting upon termination represent a pro rata portion of the original grants based on the number of months Mr. Mannon was employed from the date of grant until the original vesting date.

•	Mr. Brassfield – 15,474 vested on March 1, 2012; 46,458 will vest on July 23, 2013; 15,474 will vest on March 1, 2013; and 46,639 will vest on March 11, 2014.

•	Mr. Duplantier – 16,667 will vest on September 14, 2012; 41,667 will vest on October 18, 2012; 33,655 will vest on July 23, 2013; and 31,613 will vest on March 11, 2014.

•	Mr. Agnew – 25,000 will vest on each of December 7, 2012 and December 7, 2013; and 30,108 will vest on March 11, 2014.

(2)	Market value based on closing price of Company Common Stock on December 30, 2011 of $7.17 per share.

2011 OPTION EXERCISES AND STOCK VESTED TABLE

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Mr. Parker Jr.	—	—	444,724	2,332,992

Mr. Mannon	25,000	84,000	286,293	1,700,169

Mr. Brassfield	—	—	153,775	807,725

Mr. Duplantier	—	—	58,333	313,581

Mr. Agnew	—	—	25,000	175,000

(1)	Value based on closing price of Company Common Stock on date of exercise ($7.21) less the option price of $3.85.

(2)	Value based on closing price of Company Common Stock on date of vesting or on the preceding business day if the date of vesting fell on a holiday or weekend.

EMPLOYMENT AGREEMENTS

Each of the NEOs has an employment agreement with the Company. The employment agreements have initial terms with automatic repeating extensions of one year. In general, the employment agreements provide for the following benefits:

•

payment of base salary, which may be increased upon review by the CEO (or the Board in the case of Messrs. Parker and Mannon) on an annual basis but cannot be reduced except with consent of the executive;

•	payment of annual target incentive bonuses of 100% of salary for Messrs. Parker and Mannon, 75% for Messrs. Brassfield and Duplantier, and 50% for Mr. Agnew; and

•	eligibility to receive equity awards and to participate in other benefits, including without limitation, paid vacation, 401(k) plan, health insurance and life insurance.

The employment agreements also restrict the executive officers from engaging in business that competes with the Company and from soliciting employees of the Company for one year after their employment with the Company terminates. In addition, the employment agreements provide that any severance payments are subject to forfeiture if the non-competition, non-recruitment or non-solicitation covenants in their employment agreements are violated or if the Company learns of facts that would have resulted in a termination for cause. As of March 5, 2012, none of the employment agreements provides for a gross-up in the event the executive is entitled to benefits which constitute parachute payments subject to an excise tax under the Internal Revenue Code.

Post-termination payments payable to our NEOs under certain events are discussed in the table and accompanying narrative in the section titled “Potential Payments Upon Termination or Change in Control” immediately following.

POTENTIAL PAYMENTS UPON TERMINATION

The tables below reflect the amount of compensation to each of the NEOs in the event of termination of such executive’s employment. The amount of compensation payable to each NEO upon voluntary termination, normal retirement, involuntary not-for-cause termination, termination by the executive for good reason, for cause termination, termination within two years following a change in control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2011, and reflect the executive’s current base salary and agreement terms.

For each NEO a “change in control” is generally defined to include the acquisition by a person of 50% or more of the Company’s voting power, specified changes in a majority of the Board of Directors, a merger resulting in existing stockholders having less than 50% of the voting power in the surviving company, the sale or liquidation of the Company and such events as the Board of Directors determines to constitute a change in control.

The following table describes the potential payments to Mr. Robert L. Parker Jr., the Company’s Executive Chairman, upon termination of his employment prior to and following a change in control of the Company.

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Normal Retirement (2) ($)	Involuntary Not for Cause Termination (2) ($)	For Cause Termination ($)	Termination by the Executive for Good Reason (2) ($)	Change In Control (3) ($)	Death or Disability ($)
Compensation:
Cash Severance Compensation (1)	—	2,551,778	2,551,778	—	2,551,778	3,827,667	—
Pro-rata Annual Incentive Compensation	—	637,300	637,300	—	637,300	637,300	—
Long-term Incentives:
Restricted Stock: Unvested and Accelerated (5)	—	1,153,393	1,153,393	—	—	2,854,312	2,854,312
Performance Units: Unvested and Accelerated (6)	—	—	—	—	—	3,496,437	3,496,437

Benefits and Perquisites:
Post-termination health care (4)	—	20,976	20,976	—	20,976	35,028	—
Accrued Vacation Pay	49,038	49,038	49,038	49,038	49,038	49,038	49,038

Total:	49,038	4,412,486	4,412,486	49,038	3,259,092	10,899,783	6,399,788

(1)	“Cash Severance Compensation” represents a cash payment calculated by multiplying the factor in (2) or (3) below by certain combinations of base salary and annual incentive compensation.

(2)

In the event of termination due to any of these reasons, Mr. Parker Jr.’s employment agreement provides generally that he will receive a payment of 2 times the sum of the highest base salary and the highest annual bonus he was paid during the previous 5 years (unless such sum is less than the sum of his then-current base salary plus his then-current target annual bonus), plus a pro-rata amount of his then-current target annual bonus, 24 months of continued health benefits, and accrued vacation pay.

(3)

In the event of involuntary termination without cause or by the executive for good reason within two years of a change in control, Mr. Parker Jr.’s employment agreement provides generally that he will receive a payment of 3 times the sum of the highest base salary and the highest annual bonus he was paid during the previous 3 years (unless such sum is less than the sum of his then-current base salary plus his then-current target annual bonus), plus a pro-rata amount of his then-current target annual bonus, 36 months of continued health benefits, accrued vacation pay and acceleration of all unvested equity grants and performance units.

(4)	Value based on COBRA rate as determined by the Company self-insurance plan.

(5)

In the event of normal retirement or involuntary termination without cause, Mr. Parker’s Restricted Stock Unit Incentive Agreements provide that all of the restrictions and any other conditions for outstanding restricted stock units shall be fully satisfied on a pro-rata basis, and thus only that pro-rata portion of the outstanding restricted stock units shall become free of all restrictions and vested, and any remaining unvested units shall be forfeited. In the event that Mr. Parker’s employment is terminated involuntarily without cause within two years of a change in control or as a result of death or disability, then all of the outstanding restricted stock units shall become 100% vested and free of all restrictions on such date.

(6)

In the event that Mr. Parker’s employment is terminated involuntarily without cause within two years of a change in control or as a result of death or disability, then his Performance Unit Award Incentive Agreements provide that all outstanding performance units become 100% vested on such date.

The following table describes the potential payments upon termination of his employment prior to and following a change in control of the Company for Mr. David C. Mannon, the Company’s former President and Chief Executive Officer. On March 6, 2012, the Company announced Mr. Mannon’s resignation from his position as President and Chief Executive Officer. See “Compensation Discussion and Analysis – Actions in 2012” for more information about the amounts Mr. Mannon will receive upon termination.

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Normal Retirement ($)	Involuntary Not for Cause Termination (2) ($)	For Cause Termination ($)	Termination by the Executive for Good Reason (2) ($)	Change In Control (3) ($)	Death or Disability ($)
Compensation:

Cash Severance Compensation (1)	—	—	2,520,000	—	2,520,000	3,780,000	—
Pro-rata Annual Incentive Compensation	—	—	630,000	—	630,000	630,000	—

Long-term Incentives:
Restricted Stock: Unvested and Accelerated (5)	—	1,337,816	1,337,816	—	—	2,816,118	2,816,118
Performance Units: Unvested and Accelerated (6)	—	—	—	—	—	3,250,797	3,250,797

Benefits and Perquisites:
Post-termination health care (4)	—	—	30,000	—	30,000	45,000	—
Accrued Vacation Pay	76,692	76,692	76,692	76,692	76,692	76,692	76,692

Total:	76,692	1,410,509	4,560,509	76,692	3,222,692	10,594,607	6,139,607

(1)	“Cash Severance Compensation” represents a cash payment calculated by multiplying the factor in (2) or (3) below by certain combinations of base salary and annual incentive compensation.

(2)

In the event of termination due to any of these reasons, Mr. Mannon’s employment agreement provided generally that he would receive a payment of 2 times the sum of the highest base salary and the highest annual bonus he was paid during the previous 3 years (unless such sum is less than the sum of his then-current base salary plus his then-current target annual bonus), plus a pro-rata amount of his then-current target annual bonus, 24 months of continued health benefits, and accrued vacation pay.

(3)

In the event of termination following a change in control, Mr. Mannon’s employment agreement provided generally that he would receive a payment of 3 times the sum of the highest base salary and the highest annual bonus he was paid during the previous 3 years (unless such sum is less than the sum of his then-current base salary plus his then-current target annual bonus), plus a pro-rata amount of his then-current target annual bonus, 36 months of continued health benefits, accrued vacation pay, and acceleration of all unvested equity grants and performance units.

(4)	Value based on COBRA rate as determined by the Company self-insurance plan.

(5)

In the event of normal retirement or involuntary termination without cause, Mr. Mannon’s Restricted Stock Unit Incentive Agreements provided that all of the restrictions and any other conditions for outstanding restricted stock units would be fully satisfied on a pro-rata basis, and thus only that pro-rata portion of the outstanding restricted stock units would become free of all restrictions and vested, and any remaining unvested units would be forfeited. In the event that Mr. Mannon’s employment would have been terminated involuntarily without cause within two years of a change in control or as a result of death or disability, then all of the outstanding restricted stock units would have become 100% vested and free of all restrictions on such date.

(6)

In the event that Mr. Mannon’s employment is terminated involuntarily without cause within two years of a change in control or as a result of death or disability, then his Performance Unit Award Incentive Agreements provide that all outstanding performance units become 100% vested on such date.

The following table describes the potential payments upon a December 31, 2011 termination of his employment prior to and following a change in control of the Company for Mr. W. Kirk Brassfield, the Company’s Senior Vice President and Chief Financial Officer.

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Normal Retirement ($)	Involuntary Not for Cause Termination (2) ($)	For Cause Termination ($)	Termination by the Executive for Good Reason (2) ($)	Change In Control (3) ($)	Death or Disability ($)
Compensation:
Cash Severance Compensation (1)	—	—	822,321	—	822,321	1,644,641	—
Pro-rata Annual Incentive Compensation	—	—	234,949	—	234,949	234,949	—
Long-term Incentives:
Restricted Stock: Unvested and Accelerated (5)	—	406,575	406,575	—	—	867,893	867,893
Performance Units: Unvested and Accelerated (6)	—	—	—	—	—	1,063,937	1,063,937

Benefits and Perquisites:
Post-termination health care (4)	—	—	20,976	—	20,976	31,464	—
Accrued Vacation Pay	30,122	30,122	30,122	30,122	30,122	30,122	30,122

Total:	30,122	436,696	1,514,942	30,122	1,108,367	3,873,005	1,961,951

(1)	“Cash Severance Compensation” represents a cash payment calculated by multiplying the factor in (2) or (3) below by certain combinations of base salary and annual incentive compensation.

(2)

In the event of termination due to any of these reasons, Mr. Brassfield’s employment agreement provides generally that he will receive a payment of 1.5 times the sum of the highest base salary and the highest annual bonus he was paid during the previous 3 years (unless such sum is less than the sum of his then-current base salary plus his then-current target annual bonus), plus a pro-rata amount of his then-current target annual bonus, 24 months of continued health benefits and accrued vacation pay.

(3)

In the event of termination following a change in control, Mr. Brassfield’s employment agreement provides generally that he will receive a payment of 3 times the sum of the highest base salary and the highest annual bonus he was paid during the previous 3 years (unless such sum is less than the sum of his then-current base salary plus his then-current target annual bonus), plus a pro-rata amount of his then-current target annual bonus, 36 months of continued health benefits, accrued vacation pay, and acceleration of all unvested equity grants and performance units.

(4)	Value based on COBRA rate as determined by the Company self-insurance plan.

(5)

In the event of normal retirement or involuntary termination without cause, Mr. Brassfield’s Restricted Stock Unit Incentive Agreements provide that all of the restrictions and any other conditions for outstanding restricted stock units shall be fully satisfied on a pro-rata basis, and thus only that pro-rata portion of the outstanding restricted stock units shall become free of all restrictions and vested, and any remaining unvested units shall be forfeited. In the event that Mr. Brassfield’s employment is terminated involuntarily without cause within two years of a change in control or as a result of death or disability, then all of the outstanding restricted stock units shall become 100% vested and free of all restrictions on such date.

(6)

In the event that Mr. Brassfield’s employment is terminated involuntarily without cause within two years of a change in control or as a result of death or disability, then his Performance Unit Award Incentive Agreement provides that all outstanding performance units become 100% vested on such date.

The following table describes the potential payments upon a December 31, 2011 termination of his employment prior to and following a change in control of the Company for Mr. Jon-Al Duplantier, the Company’s Senior Vice President and General Counsel.

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Normal Retirement ($)	Involuntary Not for Cause Termination (2) ($)	For Cause Termination ($)	Termination by the Executive for Good Reason (2) ($)	Change In Control (3) ($)	Death or Disability ($)
Compensation:
Cash Severance Compensation (1)	—	—	864,583	—	864,583	1,729,166	—
Pro-rata Annual Incentive Compensation	—	—	247,024	—	247,024	247,024	—
Long-term Incentives:
Restricted Stock: Unvested and Accelerated (5)	—	482,712	482,712	—	—	886,226	886,226
Performance Units: Unvested and Accelerated (6)	—	—	—	—	—	548,800	548,800

Benefits and Perquisites:
Post-termination health care (4)	—	—	30,000	—	30,000	45,000	—
Accrued Vacation Pay	29,598	29,598	29,598	29,598	29,598	29,598	29,598

Total:	29,598	512,310	1,653,917	29,598	1,171,205	3,485,814	1,464,624

(1)	“Cash Severance Compensation” represents a cash payment calculated by multiplying the factor in (2) or (3) below by certain combinations of base salary and annual incentive compensation.

(2)

In the event of termination due to any of these reasons, Mr. Duplantier’s employment agreement provides generally that he will receive a payment of 1.5 times the sum of the highest base salary and the highest annual bonus he was paid during the previous 3 years (unless such sum is less than the sum of his then-current base salary plus his then-current target annual bonus), plus a pro-rata amount of his then-current target annual bonus, 24 months of continued health benefits, and accrued vacation pay.

(3)

In the event of termination following a change in control, Mr. Duplantier’s employment agreement provides generally that he will receive a payment of 3 times the sum of the highest base salary and the highest annual bonus he was paid during the previous 3 years (unless such sum is less than the sum of his then-current base salary plus his then-current target annual bonus), plus a pro-rata amount of his then-current target annual bonus, 36 months of continued health benefits, accrued vacation pay, and acceleration of all unvested equity grants and performance units.

(4)	Value based on COBRA rate as determined by the Company self-insurance plan.

(5)

In the event of normal retirement or involuntary termination without cause, Mr. Duplantier’s Restricted Stock Unit Incentive Agreements provide that all of the restrictions and any other conditions for outstanding restricted stock units shall be fully satisfied on a pro-rata basis, and thus only that pro-rata portion of the outstanding restricted stock units shall become free of all restrictions and vested, and any remaining unvested units shall be forfeited. In the event that Mr. Duplantier’s employment is terminated involuntarily without cause within two years of a change in control or as a result of death or disability, then all of the outstanding restricted stock units shall become 100% vested and free of all restrictions on such date.

(6)

In the event that Mr. Duplantier’s employment is terminated involuntarily without cause within two years of a change in control or as a result of death or disability, then his Performance Unit Award Incentive Agreement provides that all outstanding performance units become 100% vested on such date.

The following table describes the potential payments upon a December 31, 2011 termination of his employment prior to and following a change in control of the Company for Mr. Philip Agnew, the Company’s Vice President, Technical Services.

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Normal Retirement (2) ($)	Involuntary Not for Cause Termination (2) ($)	For Cause Termination ($)	Termination by the Executive for Good Reason (2) ($)	Change In Control (3) ($)	Death or Disability (2) ($)
Compensation:
Cash Severance Compensation (1)	—	—	667,800	—	667,800	890,400	—
Pro-rata Annual Incentive Compensation	—	—	148,400	—	148,400	148,400	—
Long-term Incentives:
Restricted Stock: Unvested and Accelerated (5)	—	—	—	—	—	574,374	574,374
Performance Units: Unvested and Accelerated (6)	—	203,344	203,344	—	—	261,333	261,333

Benefits and Perquisites:
Post-termination health care (4)	—	—	30,000	—	30,000	45,000	—
Accrued Vacation Pay	26,923	26,923	26,923	26,923	26,923	26,923	26,923

Total:	26,923	230,267	1,076,467	26,923	873,123	1,946,431	862,631

(1)	“Cash Severance Compensation” represents a cash payment calculated by multiplying the factor in (2) or (3) below by certain combinations of base salary and annual incentive compensation.

(2)

In the event of termination due to any of these reasons, Mr. Agnew’s employment agreement provides generally that he will receive a payment of 1.5 times the sum of the highest base salary and the highest annual bonus he was paid during the previous 3 years (unless such sum is less than the sum of his then-current base salary plus his then-current target annual bonus), plus a pro-rata amount of his then-current target annual bonus, 24 months of continued health benefits, and accrued vacation pay.

(3)

In the event of termination following a change in control, Mr. Agnew’s employment agreement provides generally that he will receive a payment of 2 times the sum of the highest base salary and the highest annual bonus he was paid during the previous 3 years (unless such sum is less than the sum of his then-current base salary plus his then-current target annual bonus), plus a pro-rata amount of his then-current target annual bonus, 36 months of continued health benefits, accrued vacation pay, and acceleration of all unvested equity grants and performance units.

(4)	Value based on COBRA rate as determined by the Company self-insurance plan.

(5)

In the event of normal retirement or involuntary termination without cause, Mr. Agnew’s Restricted Stock Unit Incentive Agreements provide that all of the restrictions and any other conditions for outstanding restricted stock units shall be fully satisfied on a pro-rata basis, and thus only that pro-rata portion of the outstanding restricted stock units shall become free of all restrictions and vested, and any remaining unvested units shall be forfeited. In the event that Mr. Agnew’s employment is terminated involuntarily without cause within two years of a change in control or as a result of death or disability, then all of the outstanding restricted stock units shall become 100% vested and free of all restrictions on such date.

(6)

In the event that Mr. Agnew’s employment is terminated involuntarily without cause within two years of a change in control or as a result of death or disability, then his Performance Unit Award Incentive Agreement provides that all outstanding performance units become 100% vested on such date.

EQUITY COMPENSATION PLAN INFORMATION

The following table lists the equity compensation plan information for plans approved by stockholders and the equity compensation plans not approved by stockholders as of December 31, 2011:

	A	B	C

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (#)(1)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS ($)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN A) (#)(2)
Equity compensation plans approved by security holders	—	—	3,088,329

Equity compensation plans not approved by security holders	—	—	—

Total	—	—	3,088,329

(1)	Excludes 2,671,810 shares that could be issued upon the vesting of restricted stock units granted under the 2005 Plan and 2010 Plan and outstanding as of December 31, 2011.

(2)	As of December 31, 2011, these shares were available for grants of equity-based incentive awards under the 2010 LT Incentive Plan. As of March 6, 2011, there remained 3,025,829 shares available for issuance, and there were no options outstanding. We had 2,593,046 restricted stock units outstanding as of March 6, 2011.

OTHER INFORMATION

If you have questions or need more information about the Annual Meeting, call 281-406-2000, or write to:

Parker Drilling Company

Corporate Secretary

5 Greenway Plaza, Suite 100

Houston, Texas 77046

Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet or mark, sign, date and promptly return your completed proxy in the enclosed envelope. The toll free number to vote by telephone is at no cost to you. No postage is required for mailing in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON APRIL 26, 2012

Stockholders may view this Proxy Statement and our 2011 Annual Report to Stockholders over the Internet by accessing our website at http://www.parkerdrilling.com. Information on our website does not constitute a part of this Proxy Statement.

By order of the Board of Directors,

/s/ Jon-Al Duplantier

Jon-Al Duplantier

Secretary

Houston, Texas

March 16, 2012

ANNUAL REPORT

The Company has provided to each person whose proxy is being solicited a copy of its 2011 Annual Report to Stockholders. The Company will provide without charge to each person who requests, a copy of the Company’s Annual Report on Form 10-K (including the financial statements and financial schedules thereto) required to be filed with the Securities and Exchange Commission for the year ended December 31, 2011. Such requests should be directed to Mr. Richard Bajenski, Investor Relations Department, Parker Drilling Company, 5 Greenway Plaza, Suite 100, Houston, Texas 77046.

Stockholders are invited to keep current on the Company’s latest contracts, news releases and other developments throughout the year by way of the Internet. The Parker Drilling Company homepage can be accessed by setting your World Wide Web browser to http://www.parkerdrilling.com for regularly updated information.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # g
NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY    WHEN     SIGNED    AND    DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees		☐	☐	☐
01	R. Rudolph Reinfrank	02 Robert W. Goldman	03 Richard D. Paterson

The Board of Directors recommends you vote FOR proposals 2. and 3.							For	Against	Abstain
2.	To approve, by non-binding vote, executive compensation.						☐	☐	☐
3.	Ratify the appointment of KPMG LLP as independent registered public accounting firm for 2012.						☐	☐	☐

NOTE: IN THEIR DISCRETION, the Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting.
For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting				yes ☐	No ☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

PARKER DRILLING COMPANY

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 26, 2012

9:00 a.m. Central Time

Renaissance Houston Hotel

6 Greenway Plaza East

Houston, Texas 77046

ADMISSION TICKET

If you plan to attend the Annual Meeting of Shareholders, please detach the upper portion of this page and bring it with you to the meeting as it will serve as your admission ticket to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, and Form 10-K is/are available at www.proxyvote.com .

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PARKER DRILLING COMPANY Annual Meeting of Stockholders April 26, 2012 9:00 AM This proxy is solicited by the Board of Directors

The undersigned appoints ROBERT L. PARKER, JR. and W. KIRK BRASSFIELD, or either of them, as Proxies, with the power of substitution, and authorizes them to represent the undersigned at the Annual Meeting of Stockholders to be held April 26, 2012, or any adjournment thereof, and to vote all the shares of common stock of Parker Drilling Company held of record by the undersigned on March 5, 2012, as designated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side